UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

DEVRY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

October 8, 2010

Dear Shareholder:

On behalf of the Board of Directors of DeVry Inc., it is my pleasure to invite you to attend your company’s Annual Meeting of Shareholders at 9:00 a.m., Central Standard Time, Wednesday, November 10, 2010, at DeVry’s home office, 3005 Highland Parkway, Downers Grove, Illinois.

We will begin with a discussion of the items listed in the enclosed proxy statement, followed by a report on the progress of DeVry during the last fiscal year. DeVry’s performance also is discussed in the enclosed 2010 Annual Report to Shareholders, which we think you will find to be interesting reading.

We look forward to seeing you at the meeting.

Thank you.

Sincerely,

Dr. Harold T. Shapiro	Daniel Hamburger
Board Chair	President & CEO

DEVRY INC.
3005 Highland Parkway
Downers Grove, IL 60515-5799

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On
November 10, 2010

You are cordially invited to attend the Annual Meeting of Shareholders of DeVry Inc. (“DeVry”) at DeVry’s home office, 3005 Highland Parkway, Downers Grove, Illinois, on Wednesday, November 10, 2010, at 9:00 a.m. Central Standard Time, for the following purposes:

(1) To elect Connie R. Curran, Daniel Hamburger, Harold T. Shapiro and Ronald L. Taylor as Class I Directors to serve until the 2013 Annual Meeting of Shareholders and to elect Gary Butler as a Class II Director to serve until the 2011 Annual Meeting of Shareholders;

(2) To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for DeVry for the current fiscal year;

(3) To approve the Amended and Restated DeVry Inc. Incentive Plan of 2005;

(4) To vote on a proposal submitted by a shareholder, if properly submitted at the meeting; and

(5) To consider such other business as may properly come before the meeting or any adjournment thereof.

You will find enclosed with this Notice a proxy card and a Proxy Statement for the meeting and a copy of the DeVry Inc. Annual Report for 2010.

The Board of Directors has fixed a record date of September 20, 2010. Only shareholders of record on that date are entitled to notice of, and to vote at, the meeting.

All shareholders are cordially invited to attend the meeting in person. However, to assure representation at the meeting, you are encouraged to vote by proxy by following the instructions on the enclosed proxy card. Postage is not required for mailing in the United States. Upon written request, DeVry will reimburse shareholders for the cost of mailing proxy cards from outside the United States. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the enclosed proxy card. You may attend the meeting and vote in person even if you have returned a proxy in writing, by telephone or through the Internet.

By Order of the Board of Directors,

GREGORY S. DAVIS
Secretary

October 8, 2010

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on November 10, 2010 — Our Proxy Statement and the DeVry Inc. Annual Report for 2010 are available at www.proxyvote.com.

DEVRY INC.
3005 Highland Parkway
Downers Grove, IL 60515-5799

ANNUAL MEETING OF SHAREHOLDERS, TO BE HELD ON NOVEMBER 10, 2010

PROXY STATEMENT

PROXIES AND VOTING INFORMATION

The Board of Directors of DeVry Inc. (“DeVry”) is sending you this Proxy Statement and the accompanying proxy card to solicit your proxy to vote your shares at DeVry’s Annual Meeting of Shareholders to be held on November 10, 2010, and any adjournment thereof. The solicitation of proxies gives every shareholder an opportunity to vote because your shares can be voted only if you are present or represented by proxy at the meeting. This Proxy Statement and accompanying proxy card are first being sent to shareholders on or about October 8, 2010.

When you have returned your proxy, the proxy committee (and each of them, with full powers of substitution) will vote your shares as you direct. Please follow the instructions on the enclosed card, which explain how to submit your proxy by mail, by telephone or through the Internet. If you submit a proxy by telephone or through the Internet, you should not also mail in a card. If you return your proxy to us by any of these means without choices for each proposal, the proxy committee will vote your shares on the unmarked proposals as recommended by DeVry’s Board of Directors. Abstentions, directions to withhold authority and broker non-votes (where a named entity holds shares for a beneficial owner who has not provided voting instructions) will be considered present at the meeting for purposes of a quorum but will not be counted in determining the total number of votes cast. Because each proposal, as required by DeVry’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), requires the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date, the effect of each of these is the same as a “no” vote. A proxy may be revoked at any time before the proxy is voted at the meeting by: (1) notifying DeVry in writing that the proxy has been revoked, (2) submitting a later-dated proxy by mail, over the telephone or through the Internet, or (3) voting in person at the meeting. The election of Connie R. Curran, Daniel Hamburger, Harold T. Shapiro and Ronald L. Taylor as Class I Directors and the election of Gary Butler as a Class II Director, the ratification of the selection of the independent registered public accounting firm, the approval of the Amended and Restated DeVry Inc. Incentive Plan of 2005 and the shareholder proposal each will require the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date.

If you are a DeVry employee who is a participant in the DeVry Inc. Employee Stock Purchase Plan and/or the DeVry Inc. Success Sharing Retirement Plan’s DeVry Stock Fund, your proxy will serve as direction to the custodian of the DeVry Inc. Employee Stock Purchase Plan or the trustee of the DeVry Inc. Success Sharing Retirement Plan to vote your shares for your account as you have directed. If you submit a proxy without indicating your voting preference, your shares will be voted in the same proportion as shares for which instructions have been received.

DeVry will bear the expense of soliciting proxies and will reimburse all shareholders for the expense of sending proxies and proxy material to beneficial owners, including expenditures for foreign mailings. The solicitation initially will be made by mail but also may be made by DeVry employees by telephone, electronic means or personal contact.

As of September 20, 2010, DeVry had 70,316,364 shares of Common Stock ($0.01 par value) outstanding. Shareholders are entitled to one vote per share owned on the record date.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The current size of the Board of Directors is 11 Directors. The Certificate of Incorporation provides for a Board of Directors that is divided into three classes serving staggered three-year terms. The current members of Class I, whose terms of office expire in November 2010, are Connie R. Curran, Daniel Hamburger, Harold T. Shapiro and Ronald L. Taylor. The Board has nominated them and recommends their re-election as Class I Directors, each for a term to expire in 2013. The Board also recommends the election of Gary Butler as a Class II Director, for a term to expire in 2011, thereby bringing the number of Directors to 12. Mr. Butler has been nominated as a Class II Director in order to make each of the Board’s three classes consist of one-third of the total number of directors constituting the entire Board of Directors in accordance with the Certificate of Incorporation. The Board of Directors has acted to increase the size of the Board of Directors to 12 members, with such change to take effect immediately prior to the 2010 Annual Meeting. All of the nominees have consented to serve as directors if elected at the Annual Meeting of Shareholders.

It is intended that all shares represented by a proxy in the accompanying form will be voted for the election of each of Connie R. Curran, Daniel Hamburger, Harold T. Shapiro and Ronald L. Taylor as Class I Directors and Gary Butler as a Class II Director unless otherwise specified in such proxy. A proxy cannot be voted for more than five persons. In the event that a nominee becomes unable to serve as a Director, the proxy committee will vote for the substitute nominee that the Board designates. The Board has no reason to believe that the nominees will become unavailable for election.

Each nominee for election as a Director, and each Director continuing in office, is listed below, along with a brief statement of his or her current principal occupation, business experience and other information, including directorships in other public companies held as of the date of this Proxy Statement or within the previous five years. Under the Caption “Relevant Experience,” we describe briefly the particular experience, qualifications, attributes or skills that led to the conclusion that these nominees or continuing directors should serve on the Board. As explained below under the caption “Board of Directors and Board Committee Information — Director Nominating Process and Factors Considered,” the Governance Committee looks at the Board as a whole, attempting to ensure that it possesses the characteristics that the Board believes important to effective governance.

Approval by Shareholders

The election of the five nominees for Director listed below requires the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date. Unless otherwise indicated on the proxy, the shares will be voted FOR each of the nominees listed below.

The Board of Directors recommends a vote FOR the nominees listed below.

NOMINEES

CLASS I — TERM EXPIRES 2013

Connie R. Curran, age 62

Dr. Curran has been a Director of DeVry since November 2003. She is President of Curran Associates, a healthcare consulting company. From September 2003 until June 2006, Dr. Curran served as the Executive Director of C-Change (formerly the National Dialogue on Cancer), an organization that brings together the public, private, and nonprofit sectors to focus on the eradication of cancer. She spent the preceding 15+ years in several healthcare leadership positions — President, Cardinal Health Consulting Services, 2000-2003; President and CEO, CurranCare, from 1995 until its acquisition by Cardinal Health in 2000; Vice Chairman/National Director for Patient Care Services, APM Incorporated, 1990-1995; and

Vice President for HealthCare Management and Patient Care Services, American Hospital Association, 1985-1989. Prior to 1989, Dr. Curran was the Dean of the College of Nursing at the Medical College of Wisconsin and held professorships at the University of San Francisco and Columbia University. She is a prolific author with over 200 publications and several research programs. She is chairman of the Silver Cross Hospital Board and serves on the boards of several nonprofit organizations. Dr. Curran is also a director of Hospira, Inc. and Volcano, Inc. Dr. Curran received her undergraduate degree in nursing from the University of Wisconsin and her master’s degree in nursing from DePaul University. She also earned her ED.D in educational psychology from Northern Illinois University and an MBA certificate from Harvard Business School.

Relevant Experience. Dr. Curran has substantial experience as an educator and business leader in healthcare and healthcare consulting, an area that has been of increasing importance to DeVry in recent years.

Daniel Hamburger, age 46

Mr. Hamburger has been the President and Chief Executive Officer of DeVry and a Director since November 2006. He joined DeVry as Executive Vice President in November 2002. From January 2001 to November 2002, he served as Chairman and CEO of an Accenture subsidiary, Indeliq Inc., which developed education technology. Prior to that, Mr. Hamburger served as President of the Internet Commerce division of W.W. Grainger, Inc. Prior to that Mr. Hamburger was employed at R.R. Donnelley and at Bain & Co. Mr. Hamburger received his undergraduate and master’s degrees in industrial/operations engineering from the University of Michigan and his master’s degree in business administration from Harvard Business School.

Relevant Experience. Mr. Hamburger’s role as Chief Executive Officer of DeVry, which gives him deep and current knowledge of DeVry’s academic and business operations and strategy, makes him an essential member of the Board.

Harold T. Shapiro, age 75

Dr. Shapiro has been a Director of DeVry since November 2001 and has served as Board Chair since November 2008. Dr. Shapiro is President Emeritus of Princeton University and a professor of economics in its Woodrow Wilson School of Public and International Affairs. He was the President and a professor of economics and public affairs there from 1988 until his retirement as President in June 2001. Dr. Shapiro joined the faculty of the University of Michigan in 1964 and was that university’s President from 1980 to 1988. Dr. Shapiro received his undergraduate degree in commerce from McGill University, and his master’s and doctoral degrees in economics from Princeton University. Dr. Shapiro has previously served on the boards of Dow Chemical, Kellogg Company and Unisys Corporation.

Relevant Experience. Dr. Shapiro’s experience as a scholar, a teacher and the President of two leading universities (one a public-sector and one an independent university), along with his accomplishments as a scholar and teacher, bring a strong and knowledgeable academic, operational, and strategic perspective to the Board’s deliberations and to his role as Board Chair.

Ronald L. Taylor, age 67

Mr. Taylor has been a Director of DeVry since November 1987. In July 2004 he became DeVry’s Chief Executive Officer and served in that capacity until November 2006. From August 1987 until his November 2002 appointment as Co-Chief Executive Officer, he was President and Chief Operating Officer. In 1973 Mr. Taylor co-founded Keller Graduate School of Management and was its President and Chief Operating Officer from 1981 to 1987 and its Chief Operating Officer from 1973 until 1981. Mr. Taylor is a consultant/evaluator for the Higher Learning Commission and is a member of the Board of Trustees of the North Central Association of Colleges and Schools. Mr. Taylor received his undergraduate degree, cum laude, in government and international relations from Harvard University, and his master’s degree in business administration from Stanford University.

Relevant Experience. Mr. Taylor’s experience as a co-founder, long-serving director and senior executive of DeVry, including several years as co- or sole Chief Executive Officer, give him a deep understanding of DeVry, a broad knowledge of the education marketplace and a historical perspective on its development. His role as the first and only person from a private-sector university to serve on the board of the Higher Learning Commission gives him unique experience in the accreditation process.

CLASS II — TERM EXPIRES 2011

Gary Butler, age 64

Gary Butler currently serves as President and Chief Executive Officer for Automatic Data Processing, Inc. (“ADP”), a provider of business outsourcing solutions. Mr. Butler has held a variety of positions of increasing responsibility since joining ADP in 1975. Prior to assuming his current role effective August 31, 2006, Mr. Butler served as President and Chief Operating Officer for eight years. Mr. Butler received his Bachelors of Industrial Engineering from the Georgia Institute of Technology and an M.B.A. from the University of Georgia. In addition to his work at ADP, Mr. Butler serves on the boards of ADP and Liberty Mutual Group and has previously served on the board of CIT Group Inc.

Relevant Experience. Mr. Butler brings to the Board deep experience as a senior executive with a leading global company, including considerable expertise incorporating information technology into a company’s products and experience in overseeing the rapid global expansion of a business, which are areas that have been of increasing importance to DeVry in recent years.

INCUMBENT DIRECTORS

CLASS II — TERM EXPIRES 2011

David S. Brown, age 69

Mr. Brown has been a Director of DeVry since November 1987 and was a founding shareholder and director of Keller Graduate School of Management (“KGSM”) from 1973 to 1987. A practicing attorney until 1998, Mr. Brown, was a partner in the Chicago law firm of McBride and Baker from 1972 to 1979 and served as General Counsel of the U.S. Office of Minority Business Enterprise from 1971 to 1972. From 1980 to 1996, Mr. Brown was employed by United Laboratories, Inc., a manufacturer and seller of specialty chemicals, most recently as Executive Vice President, Chief Financial Officer and General Counsel. Mr. Brown received his undergraduate degree in political science and philosophy from

Stanford University and his LLD degree from Stanford University Law School in 1965. Mr. Brown previously served on the Executive Committee and Finance Committee of DeVry and chaired the DeVry Audit Committee for a period of seven years.

Relevant Experience. Mr. Brown’s role as a founding shareholder and long-serving director give him a historical perspective on DeVry’s operations, to which he adds his experience as a practicing attorney and senior business executive. As an attorney, Mr. Brown specialized in business practice and business conflict resolution.

Lisa W. Pickrum, age 41

Ms. Pickrum has been a Director of DeVry since November 2008 and has been the Executive Vice President and Chief Operating Officer of The RLJ Companies (“RLJ”), a diversified holding company with portfolio companies in the financial services, asset management, real estate, hospitality, professional sports, film production, and gaming industries since 2004. In her role at RLJ, Ms. Pickrum has closed $40 million in automotive dealership acquisitions, served as the primary RLJ fundraiser for a $610 million money management fund and managed a hotel development project in West Africa. Prior to joining The RLJ Companies, Ms. Pickrum was a Principal at Katalyst Venture Partners, a private equity firm that invested in start-up technology companies in the media and communications industries from 1999 to 2003. From 1998 to 1999, Ms. Pickrum worked as a senior consultant for Accenture, a global management consulting, technology services and outsourcing company, in the company’s communications and technology strategic services practice. From 1994-1996, Ms. Pickrum was an attorney with the Federal Communications Commission (FCC) where she worked in the commercial wireless division, spectrum auction and allocations, and PCS and cellular. Ms. Pickrum received her undergraduate degree in political science from Vassar College, her J.D. degree from Stanford University, and her master’s degree in finance from the Wharton School of Business at the University of Pennsylvania.

Relevant Experience. Ms. Pickrum’s experience as a senior business executive in private equity, operations and strategy and financial analysis, including mergers and acquisitions, together with her previous experience with a federal regulatory agency, give her important perspectives on the issues that come before the Board. These include business, strategic, financial and regulatory matters.

Fernando Ruiz, age 54

Mr. Ruiz has been a Director of DeVry since November 2005. He has been employed by The Dow Chemical Company, a specialty chemical, advanced materials, agroscience and plastics company, since 1980. He was appointed Vice President and Treasurer of The Dow Chemical Company in 2001 and promoted to Corporate Vice President and Treasurer in 2005. Mr. Ruiz served as Assistant Treasurer of The Dow Chemical Company from 1996-2001. Mr. Ruiz serves as a director for a number of Dow subsidiaries including Dow Financial Services Inc. and Dow Credit Corporation and serves as President and CEO of Liana Ltd., a holding company for Dow’s insurance subsidiaries. Mr. Ruiz received his undergraduate degree in economics from the Catholic University of Quito, Ecuador.

Relevant Experience. Mr. Ruiz’s experience as a senior executive with a leading global manufacturer, his significant experience in international matters and his deep experience in finance, add both a global perspective and particular corporate finance knowledge to the Board’s decision-making process.

CLASS III — TERM EXPIRES 2012

Darren R. Huston, age 44

Mr. Huston has been a Director since November 2010. He has been the Corporate Vice President of Consumer & Online for Microsoft Corporation, a software products and services company, since 2008. He previously served as President and Chief Executive Officer, Microsoft Japan (2005 to 2008) and as Corporate Vice President, US Small and Mid-Market Solutions and Partners (2003 to 2005). Prior to joining Microsoft, Mr. Huston was a Senior Vice President at Starbucks Coffee Company, in charge of acquisitions, alliances and new product development from 1998 through 2003. Mr. Huston was an executive in McKinsey & Company’s marketing and strategy practice from 1994 through 1998. From 1990 to

1992, Mr. Huston was an economic advisor for the Government of Canada’s Department of Finance. Mr. Huston earned his bachelor’s degree from Trent University in Peterborough, Ontario, Canada, his master’s in economics from the University of British Columbia and his master’s in business administration from Harvard University Graduate School of Business.

Relevant Experience. Mr. Huston brings to the Board a background in marketing and strategic planning, gained in senior business leadership roles with Microsoft and Starbucks and in the consulting business. His familiarity with the uses of information technology and experience outside the United States also adds important perspectives.

William T. Keevan, age 64

Mr. Keevan has been a Director of DeVry since November 2005. He has more than 40 years of financial statement auditing, consulting, internal investigation, litigation support, regulatory compliance and corporate governance experience. He was with Arthur Andersen LLP for 28 years, including 20 years (from 1982 to 2002) as a partner in a number of senior management positions. From June 2002 to December 2006, Mr. Keevan was Senior Managing Director of Navigant Consulting Inc., a specialty consulting firm. In December 2006, Mr. Keevan joined Kroll Inc., a leading international risk consulting firm, where he was a Senior Managing Director and the U.S. leader of the firm’s Complex Accounting, Disputes and Regulatory Compliance Services practice. In September 2010, subsequent to the sale of Kroll Inc. by Marsh & McLennan, Mr. Keevan became an independent consultant and Senior Advisor to Chess Consulting LLC, the successor to the practice he led at Kroll. Early in his career, Mr. Keevan spent five years in private industry in various financial management positions involving SEC reporting, financial analysis, cost accounting and merger and acquisition due diligence. He has been recognized in multiple forums as an expert witness on financial accounting, cost accounting, auditing and regulatory compliance matters. His clients have included companies in a wide range of industries, many of them doing substantial business with the U.S. and foreign governments and therefore subject to unique business and regulatory risks. Mr. Keevan received his undergraduate degree in accounting from the University of Akron in December 1968. He is a CPA and is licensed to practice in Virginia, Maryland and the District of Columbia. He is a registered CPA in Illinois. Mr. Keevan is also a director of SRA International, Inc., a leading provider of technology and strategic consulting services and solutions to clients in national security, civil government and global health.

Relevant Experience. Mr. Keevan has a broad background in financial accounting and auditing, risk analysis, risk management, regulatory compliance and corporate governance, gained in senior leadership positions with several leading global business organizations and in other board positions. His experience also qualifies him to serve as an audit committee financial expert.

Lyle Logan, age 51

Mr. Logan has been a Director of DeVry since November 2007. Mr. Logan has been Executive Vice President and Managing Director, Global Financial Institutions Group (the asset management arm of Northern Trust Corporation, a financial holding company) at The Northern Trust Company since 2005. He previously served as Senior Vice President and Head of Chicago Private Banking within the Personal Financial Services business unit of Northern Trust from 2000 to 2005. Prior to 2000, he was Senior Vice President in the Private Bank and Domestic Portfolio Management Group at Bank of America. Mr. Logan received his undergraduate degree in accounting and economics from Florida A&M University and his master’s degree in finance from the University of Chicago Graduate School of Business.

Relevant Experience. Mr. Logan’s experience in senior leadership positions with leading banking and investment management organizations adds perspective and an understanding of global investment markets to the Board’s consideration of finance and investment management matters.

Julia A. McGee, age 68

Ms. McGee has been a Director of DeVry since November 1994. She retired at the end of 2007 from Harcourt Inc, where she served as group President and CEO for six operating units that included trade, library and school publishing from 2003 to 2007. Prior to joining Harcourt, she served as President of Basal and Test Publishing at McGraw-Hill Education and earlier as Executive Vice President for Education at Scholastic, Inc. From 1991 to 2000, Ms. McGee was President of McDougal Littell & Co. and, upon its acquisition by Houghton Mifflin, a publishing company, in 1994, she also became Executive Vice President of Houghton Mifflin. Before she joined McDougal Littell as Editorial Director in 1988, Ms. McGee was

a senior manager at Ligature Inc. and, for three years, Director of Marketing and Software Development for a division of Tandy Corporation. Ms. McGee received her undergraduate and master’s degrees in English Literature from the University of Oklahoma and completed the Summer Executive Program at Stanford University. She was the chair of the Executive Committee of the School Division of the American Association of Publishers for two terms and an instructor in the summer Publishing Program at Stanford.

Relevant Experience. Ms. McGee’s experience in senior leadership positions in publishing companies gives her an in-depth understanding of the regulatory, financial and content trends that shape the educational marketplace. Her experience in managing diverse publishing operations gives her insight into the similarly diverse challenges that DeVry faces. Her tenure on the Board also means that she brings a historical perspective to the Board’s deliberations.

BOARD OF DIRECTORS AND BOARD COMMITTEE INFORMATION

Board of Directors

DeVry’s Board of Directors held seven meetings during fiscal year 2010, consisting of four regular meetings and three special meetings. Board members are expected to attend Board meetings, the meetings of the committees on which they serve and the Annual Meeting of Shareholders, except in unusual circumstances. During fiscal year 2010 all incumbent Directors attended 75% or more of the aggregate total number of meetings of the Board of Directors and of the committees on which they served. All of the Directors attended DeVry’s 2009 Annual Meeting of Shareholders. During fiscal year 2010, the Board met in executive session without employee Directors or other employees present at each regular Board of Directors meeting. Dr. Harold Shapiro presided over these sessions as the non-executive Board Chair.

Director Independence

The Board of Directors has considered whether or not each Director, and Mr. Butler, as a director nominee, has any material relationship with DeVry (either directly or as a partner, shareholder or officer of an organization that has a relationship with DeVry) and has otherwise complied with the requirements for independence under the applicable listing standards of the New York Stock Exchange (“NYSE”).

As a result of this review, the Board of Directors affirmatively determined that all of DeVry’s current Directors and Mr. Butler are “independent” of DeVry and its management within the meaning of the applicable NYSE rules, with the exception of Mr. Taylor and Mr. Hamburger. Mr. Taylor is considered an inside director because of his status as a Senior Advisor to DeVry. In addition, Mr. Hamburger is considered an inside Director because of his employment as President and CEO of DeVry.

The Board considered the relationship between DeVry and Northern Trust Corporation, at a subsidiary of which DeVry maintains the bulk of its depository accounts and through which nearly all of DeVry’s disbursement activity is conducted, because Mr. Logan is Executive Vice President and Managing Director, Global Financial Institutions Group, with Northern Trust Global Investments, a business unit of Northern Trust Corporation. In fiscal year 2010, DeVry incurred approximately $1.4 million in fees to Northern Trust Corporation, which were partially offset against compensating balance credits earned on an average outstanding balance of approximately $19.9 million. The Board of Directors concluded, after considering that Mr. Logan had no involvement in the transactions, the lack of materiality of the transactions to DeVry and to Northern Trust Corporation, and the fact that the terms of the transactions are not preferential either to DeVry or to Northern Trust Corporation, that the relationship is not a material one for purposes of the NYSE listing standards and would not influence Mr. Logan’s actions or decisions as a Director of DeVry.

The Board also considered the relationship between DeVry and Automatic Data Processing, Inc. (“ADP”) because Mr. Butler is Chief Executive Officer of ADP. In fiscal year 2010, DeVry paid approximately $1.6 million in fees for services purchased in the ordinary course of business relating to benefits solution centers, payroll outsourcing and hosting, COBRA and health care flex spending administration and student refund administration. The Board of Directors concluded, after considering that Mr. Butler had no involvement in the transactions, the lack of materiality of the transactions to DeVry and to ADP, and the fact that the terms of the transactions are not preferential either to DeVry or to ADP, that the relationship is not a material one for purposes of the NYSE listing standards and would not influence Mr. Butler’s actions or decisions as a Director of DeVry.

The Board also considered the relationship between DeVry and Medical Education Technologies, Inc. (“METI”), where Ms. Curran serves as a director. In fiscal year 2010, DeVry purchased from METI approximately $553,000 of medical simulation products. The Board of Directors concluded after considering that Ms. Curran is not an officer of METI and had no involvement in the transactions, the lack of materiality of the transactions to DeVry, and the fact that the terms of the transactions are not preferential either to DeVry or to METI, that the relationship is not a material one for purpose of the NYSE listing standards and would not influence Ms. Curran’s actions or decisions as a Director of DeVry.

Board Leadership Structure

In accordance with DeVry’s Corporate Governance Principles, the Board believes that it makes its selection of the Board Chair and the CEO in the way that it deems best for the organization and its shareholders and assesses this determination on an ongoing basis. The Board therefore has no specific policy with respect to the separation of the offices of Board Chair and CEO. The Board believes that this issue can be part of the succession planning process and that it is in the best interests of DeVry and its shareholders for the Board to make a determination regarding this issue when it annually elects the Board Chair. Since 2006, the offices of Board Chair and CEO have been held by different individuals, with the Board Chair currently being an independent director. The Board believes that the existing leadership structure currently serves DeVry and its shareholders well.

Board Committees

The Board has standing Governance, Audit, Compensation, Finance, Academic and Government Relations committees. A current copy of the charters of each of these committees and a current copy of DeVry’s Corporate Governance Principles are available in print from the Secretary of DeVry, 3005 Highland Parkway, Downers Grove, IL 60515-5799, to any shareholder upon written request and can also be found on DeVry’s website, www.devryinc.com. Only Directors who meet the NYSE listing standards definition of “independent” are appointed to the Governance and Compensation committees. Only Directors who meet the NYSE listing standards and the Securities and Exchange Commission definitions of “independent” are appointed to the Audit Committee.

Academic Committee.  Directors Connie R. Curran (Chair), Darren Huston and Ronald L. Taylor serve as members of DeVry’s Academic Committee, which was established to assure that the academic perspective is heard and represented at the highest policy-setting level, and incorporated in all of DeVry’s activities and operations. The purpose of the Committee, which met two times in fiscal year 2010, is to provide oversight of DeVry’s academic policy and input to the Board regarding academic activities. The Committee also has oversight responsibility for risks and exposures related to academic quality, including accreditation, curriculum development and delivery, student persistence and outcomes.

Audit Committee.  Directors William T. Keevan (Chair), David S. Brown, Lisa W. Pickrum and Fernando Ruiz serve as members of the Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. The Committee met eight times in fiscal year 2010. The Board of Directors has determined that all of the members of the Audit Committee are “independent” as required by the applicable listing standards of the NYSE and by the applicable rules and regulations issued by the Securities and Exchange Commission. The Board also has determined that the Audit Committee has one “audit committee financial expert” serving on that Committee; namely, William T. Keevan, whose business background may be found on page 6 of this Proxy Statement.

The principal duties of the Audit Committee include:

•	Selecting DeVry’s independent registered public accounting firm, subject to ratification by the shareholders;

•	Evaluating the independent registered public accounting firm’s independence;

•	Monitoring the scope, approach and results of the annual audits and quarterly reviews of financial statements and discussing the results of those audits and reviews with management and the independent registered public accounting firm;

•	Overseeing the effectiveness of DeVry’s internal audit function and overall risk management processes; and

•	Discussing with management and the independent registered public accounting firm the nature and effectiveness of DeVry’s internal control systems.

Additional detail about the Committee’s activities are spelled out in the Committee’s Charter, which was most recently amended and restated by the Board of Directors on May 12, 2010. The report of the Audit Committee appears on page 39 of this Proxy Statement. The Committee also has oversight responsibility for risks and exposures relating to the adequacy and effectiveness of the accounting, information technology, and financial controls, including DeVry’s policies and procedures to assess, monitor and manage exposure to risk (business and financial) and the steps management has taken with respect thereto; DeVry’s adherence to legal, regulatory and ethics compliance programs; and enterprise-wide risk management.

Compensation Committee.  Directors Julia A. McGee (Chair), Connie R. Curran, William T. Keevan and Lyle Logan serve as members of the Compensation Committee, which held six meetings in fiscal year 2010, consisting of four regular meetings and two special meetings. The Board of Directors has determined that all of the members of the Compensation Committee are “independent” as defined in the applicable NYSE listing standards. The role of the Compensation Committee is discussed below in the section on “Compensation Discussion and Analysis”. The report of the Compensation Committee appears on page 19 of this Proxy Statement.

The principal duties of the Compensation Committee include:

•	Periodically reviewing the compensation paid to non-employee directors and making recommendations to the Board for any adjustments;

•	Reviewing eligibility criteria and award guidelines for DeVry’s compensation programs;

•	Assisting the other non-employee members of the Board in establishing CEO annual goals, objectives and compensation;

•	Monitoring and evaluating matters relating to DeVry’s compensation structure; and

•	Retaining independent compensation consultants to advise the Compensation Committee, as it deems appropriate.

The Compensation Committee also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning and assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on DeVry. In connection with fulfilling this responsibility, the Compensation Committee reviewed the structure and elements of DeVry’s compensation program and its policies and practices that manage or mitigate such risk, including, the balance of short-term and long-term incentives, use of multiple performance measures, a multi-year vesting schedule for long-term incentives, the stock ownership guidelines, and the implementation of a claw-back policy. Based on this review, we concluded that our compensation program does not encourage excessive risk taking.

Finance Committee.  Directors Fernando Ruiz (Chair), David S. Brown, Lyle Logan and Lisa W. Pickrum serve as members of DeVry’s Finance Committee, which met two times during fiscal year 2010. The Committee’s principal duties include review and recommendation with respect to DeVry’s financing policies, including cash flow, capital structure and dividend policy, as well as a risk management policy related thereto. The Committee also has oversight responsibility for risks and exposures related to DeVry’s capital structure and debt.

Governance Committee.  Directors Lyle Logan (Chair), David S. Brown and Julia A. McGee serve as members of DeVry’s Governance Committee, which met four times during fiscal year 2010. The Board of Directors has determined that all of the members of the Governance Committee are “independent,” as defined in the applicable NYSE listing standards. In accordance with the Committee’s Charter, its responsibilities include:

•	Regularly reviewing the skills and experience of the Board as a whole, and evaluating their suitability to serve the current and future interests of DeVry and its employees, students and shareholders;

•	Regularly updating DeVry’s director search criteria to ensure an appropriate and effective Board composition that provides effective governance for the growing, complex, global educational operations of DeVry and as a reflection of the broad spectrum of students that DeVry serves, including representing a diversity of thought, background, experience and other characteristics;

•	Overseeing CEO and director succession;

•	Overseeing risks and exposures stemming from governance structures and processes as well as Board composition and function;

•	Proposing a slate of directors for election by the shareholders at each annual meeting and proposing candidates to fill any vacancies on the Board;

•	Reviewing the committee structure; and

•	Leading the Board and committee evaluation process.

The Governance Committee will consider shareholder recommendations of candidates for Director. Such recommendations should be sent to the Secretary of DeVry. Detailed procedures, including minimum qualifications and specific qualities or skills believed necessary, and the Committee’s process (arising primarily out of DeVry’s By-Laws) for identifying and evaluating nominees, have been codified in DeVry’s policy on the Director Nominating Process, which is described below under the caption “Director Nominating Process and Factors Considered.”

Mr. Butler’s candidacy resulted from an extensive search process assisted by the firm of Russell Reynolds Associates, which was retained by the Board for this purpose. The Governance Committee evaluated Mr. Butler against other candidates and the criteria set forth in the policy on Director Nominating Process, which is discussed below, and recommended him to the full Board of Directors for nomination.

Government Relations Committee.  Directors Lisa W. Pickrum (Chair), Darren Huston and Ronald L. Taylor serve as members of DeVry’s Government Relations Committee, which met three times during fiscal year 2010. The Committee’s principal duties include assisting DeVry’s management team and the Board in identifying, evaluating and monitoring political and legislative trends, issues and concerns and determining how DeVry can anticipate and adjust to government policy trends in order to more effectively achieve its business goals. The

Committee also has oversight responsibility for risks and exposures related to present and future public policy on education, as well as laws and regulations applicable to DeVry.

Director Continuing Education

Members of the Board of Directors are encouraged to participate in continuing education and enrichment classes and seminars. During fiscal year 2010, Mr. Keevan attended conferences presented by the American Institute of Certified Public Accountants, the American Bar Association, Corporate Board Member (a director “peer exchange” program) and other organizations. These conferences addressed matters such as current SEC and PCAOB developments, accounting and financial reporting in general, other regulatory and business developments, and corporate governance. He also availed himself of selected on-line continuing professional education courses.

Director Nominating Process and Factors Considered

The Governance Committee is responsible for making recommendations of nominees for directors to the Board. The Committee’s goal is to put before the shareholders candidates who, with the incumbent directors, will constitute a board that has the characteristics necessary to provide effective oversight for the growing, complex, global educational operations of DeVry and reflects the broad spectrum of students that DeVry serves, including representing a diversity of thought, background, experience and other characteristics. To this end, DeVry’s Corporate Governance Principles provide that nominees are to be selected on the basis of, among other things, knowledge, experience, skills, expertise, diversity, personal and professional integrity, business judgment, time availability in light of other commitments, absence of conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the interests of DeVry and its Board. When considering nominees, the Committee seeks to ensure that the Board as a whole possesses, and individual members possess at least one of, the following characteristics or expertise:

•	Accounting and finance expertise;

•	Business judgment;

•	Management experience;

•	Industry knowledge;

•	Accreditation and other specialized knowledge of higher education;

•	Public policy, particularly higher education;

•	Leadership; and

•	Strategic vision.

The Board has implemented this policy by evaluating each prospective director nominee as well as each incumbent director on the criteria described above and in the context of the composition of the full Board, to determine whether she or he should be nominated to stand for election or re-election. Each determination involves an assessment of the Committee’s effectiveness in carrying out the policy.

In screening director nominees, the Committee also reviews potential conflicts of interest, including interlocking directorships and substantial business, civic, and social relationships with other members of the Board that could impair the prospective nominee’s ability to act independently.

The Committee will not only consider nominees that it identifies, but will consider nominees submitted by shareholders in accordance with the process for shareholder nominations identified in the By-Laws. Under this process, all shareholder nominees must be submitted in writing to the Secretary of DeVry Inc., 3005 Highland Parkway, Downers Grove, IL 60515-5799, not less than 90 days prior to the anniversary of the immediately preceding Annual Meeting of Shareholders. Such shareholder’s notice shall be signed by the shareholder of record who intends to make the nomination (or his duly authorized proxy) and shall also include, among other things, the following information:

•	the name and address, as they appear on DeVry’s books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination is made;

•	the number of shares of DeVry’s Common Stock which are beneficially owned by such shareholder or beneficial owner or owners;

•	a representation that such shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination;

•	the name and residence address of the person or persons to be nominated;

•	a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder;

•	such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would otherwise be required to be disclosed, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and

•	the written consent of each nominee to be named in a proxy statement and to serve as a director if so elected.

In addition to candidates submitted through this By-Law process for shareholder nominations, shareholders may also recommend candidates by following the procedures set forth below under the caption “Communications with Directors.”

In identifying potential nominees and determining which nominees to recommend to the Board, the Governance Committee has retained the advisory services of Russell Reynolds Associates. In connection with each vacancy, the Governance Committee develops a specific set of ideal characteristics for the vacant director position. The Governance Committee looks at nominees it identifies and any identified by shareholders on an equal basis using these characteristics and the general criteria identified above.

Board of Directors’ Role in Risk Oversight

DeVry’s full Board is responsible for assessing major risks facing DeVry and overseeing management’s plans and actions directed toward their mitigation and/or elimination. The Board has assigned specific elements of the oversight of risk management of DeVry to committees of the Board, as summarized below. Each committee meets periodically with members of management and, in some cases, with outside advisors regarding the matters described below and, in turn, reports to the full Board at least after each meeting regarding any findings.

Board/Committee	Primary Areas of Risk Oversight

Full Board	Risks and exposures related to DeVry’s reputation and its adherence to applicable legal and regulatory requirements and ethical business practices; additionally, risks and exposures related to achievement of DeVry’s long-term strategic objectives as well as significant shorter term operational goals and major organizational actions

Academic Committee	Risks and exposures related to academic quality, including accreditation, curriculum development and delivery, student persistence and outcomes
Audit Committee	Risks and exposures related to the quality of DeVry’s accounting and disclosure practices, adequacy, and effectiveness of its accounting, information technology, and financial controls, including DeVry’s enterprise wide risk management policies and procedures to assess, monitor and manage exposure to risk and the steps management has taken with respect thereto; DeVry’s adherence to legal and regulatory requirements and its Code of Business Conduct and Ethics and other compliance programs

Compensation Committee	Risks and exposures related to employee compensation programs and management succession planning

Finance Committee	Risks and exposures related to capital structure and debt

Governance Committee	Risks and exposures stemming from governance structures and processes as well as Board composition and function

Government Relations Committee	Risks and exposures related to present and future public policy on education, as well as laws and regulations applicable to DeVry

2010 DIRECTOR COMPENSATION

Directors (except Mr. Hamburger) were paid an annual retainer of $70,000, paid quarterly. In addition, the Board Chair receives an annual retainer of $120,000. The Chair of the Audit Committee receives an additional annual retainer of $15,000 for such services and the chairs of the other committees each receives an additional annual retainer of $5,000 for their roles as committee chairs. Directors are reimbursed for any reasonable and appropriate expenditures attendant to Board membership.

Under the DeVry Inc. Nonqualified Deferred Compensation Plan, a Director may elect to defer all or a portion of Board compensation. Any amount so deferred is, at the Director’s election, valued as if invested in various investment choices made available by the Compensation Committee for this purpose, and is payable in cash in installments or as a lump-sum on or after termination of service as a Director or at a date specified by the Director.

As long-term incentive compensation for Directors, each non-employee Director received restricted stock units commonly referred to at DeVry as “Full-Value Shares” with an estimated value of $70,000 directly following the 2009 Annual Meeting of Shareholders. Each full-value share represents the right to receive one share of DeVry Inc. common stock following the satisfaction of the vesting period. The Full-Value Shares vest at a rate of 33.33% per year over three years. Prior to fiscal year 2010, Directors received stock options as long-term incentive compensation.

During fiscal year 2011, the Compensation Committee approved a revision to the compensation paid to Board Members. Effective as of the November 2010 Annual Meeting of Shareholders, the estimated value of Full-Value

Shares awarded to Directors directly following each Annual Meeting shall be increased to $100,000. The Compensation Committee also increased the additional annual retainer paid to the Chairs of the Audit Committee and Compensation Committees to $20,000 and $15,000, respectively. All other aspects of Board compensation will remain unchanged.

This table discloses all compensation provided in fiscal year 2010 to the Directors of DeVry (other than Mr. Hamburger who received no compensation for his service as a Director).

	Fees Earned	Stock
	or Paid	Awards	Total
Name	in Cash ($)(1)	($)(2)	($)

David S. Brown	70,000	69,854	139,854
Connie R. Curran	101,333 (3)	69,854	171,187
Darren R. Huston	35,000	69,854	104,854
William T. Keevan	85,000	69,854	154,854
Lyle Logan(4)	75,000	69,854	144,854
Julie A. McGee	75,000	69,854	144,854
Lisa W. Pickrum(5)	70,000	69,854	139,854
Fernando Ruiz	75,000	69,854	144,854
Harold T. Shapiro	190,000	69,854	259,854
Ronald L. Taylor	79,167 (6)	86,017	165,184

(1)	Includes all retainer fees paid or deferred pursuant to the DeVry Inc. Nonqualified Deferred Compensation Plan.

(2)	The amounts reported in the Stock Awards column represent the grant date fair value of 1,290 restricted stock units granted in fiscal year 2010 to each of the Directors named above made on November 10, 2009 (with the exception of Ronald Taylor, who received his grant on April 27, 2010), computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Also see “Note 3: Stock-Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2010, filed with the SEC on August 25, 2010, for the assumptions made in determining the valuations of these awards. The number of restricted stock units granted to each of the directors named above was determined by dividing $69,854 by the fair market value of a share of common stock on the November 10, 2009 date of grant.

(3)	This amount includes $26,333 Ms. Curran received as compensation for her service as a director on the board of a DeVry subsidiary.

(4)	Mr. Logan has elected to defer 100% of his director fees into the DeVry Inc. Nonqualified Deferred Compensation Plan.

(5)	Ms. Pickrum has elected to defer 30% of her director fees into the DeVry Inc. Nonqualified Deferred Compensation Plan.

(6)	This amount includes $9,167 Mr. Taylor received as compensation for his service as a director on the board of a DeVry subsidiary.

The aggregate number of option awards outstanding at June 30, 2010 for each of the Directors was as set forth below. Prior to fiscal year 2010, Board members received grants of stock options instead of restricted stock units upon their election or re-election to the Board.

Options
Name	Outstanding (#)

David S. Brown	18,250
Connie R. Curran	0
Darren R. Huston	0
William T. Keevan	12,500
Lyle Logan	3,500
Julie A. McGee	5,625
Lisa W. Pickrum	3,500
Fernando Ruiz	12,500
Harold T. Shapiro	10,500
Ronald L. Taylor	454,000

COMMUNICATION WITH DIRECTORS

Shareholders and other interested parties wishing to communicate with the Board of Directors or any member or committee of the Board of Directors are encouraged to send any communication to: Secretary, DeVry Inc., 3005 Highland Parkway, Downers Grove, IL 60515-5799 and should prominently indicate on the outside of the envelope that it is intended for the board of directors, or a member or committee of the board of directors. Any such communication must be in writing, must set forth the name and address of the shareholder (and the name and address of the beneficial owner, if different), and must state the form of stock ownership and the number of shares beneficially owned by the shareholder making the communication. DeVry’s Secretary will compile and periodically forward all such communication to the Board of Directors.

CERTAIN TRANSACTIONS

Various DeVry policies and procedures, including the Code of Business Conduct and Ethics, which applies to DeVry’s directors, officers and all other employees, and annual questionnaires completed by all DeVry directors, director nominees and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable Securities and Exchange Commission rules. The Governance Committee also reviews annually the continuing independence of DeVry’s non-employee directors under applicable law or rules of the NYSE and reports its findings to the Board of Directors in connection with its independence determinations. The Governance Committee reviews and evaluates Director transactions or relationships with DeVry, including the results of any investigation, and makes a recommendation to the Board of Directors with respect to whether a conflict or violation exists or will exist or whether a director’s independence is or would be impaired. The Board of Directors, excluding any director who is the subject of the recommendation, receives the report of the Governance Committee and makes the relevant determination.

No relationships or transactions existed or occurred between DeVry and any officer, director or nominee for director, or any affiliate of or person related to any of them, since the beginning of DeVry’s last fiscal year of the type and amount that are required to be disclosed under applicable Securities and Exchange Commission rules.

POLICY FOR COMMUNICATING ALLEGATIONS RELATED TO ACCOUNTING COMPLAINTS

Shareholders, employees and other interested persons are encouraged to communicate or report any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of DeVry’s Code of Business Conduct and Ethics (collectively, “Accounting Complaints”) to the General Counsel of DeVry Inc. at the following address:

General Counsel
DeVry Inc.
3005 Highland Parkway
Downers Grove, IL 60515-5799

Accounting Complaints also may be submitted in a sealed envelope addressed to the Chair of the Audit Committee, in care of the General Counsel, at the address indicated above, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Any person making such a submission who would like to discuss an Accounting Complaint with the Audit Committee should indicate this in the submission and should include a telephone number at which he or she may be contacted if the Audit Committee deems it appropriate.

Employees may also report Accounting Complaints using any of the reporting procedures specified in DeVry’s Code of Business Conduct and Ethics. All reports by employees shall be treated confidentially and may be made anonymously. DeVry will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of his or her employment based upon any lawful actions taken by such employee with respect to the good faith submission of Accounting Complaints.

CODE OF BUSINESS CONDUCT AND ETHICS

DeVry has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to its directors, officers (including the CEO, the Chief Financial Officer and the Controller) and all other employees. The Code is intended to promote:

•	honest and ethical conduct;

•	full, fair, accurate, timely and understandable disclosure;

•	compliance with applicable laws, rules and regulations;

•	prompt internal reporting of violations of the Code; and

•	accountability for adherence to the Code.

The Code is available in print, without charge, from the Secretary of DeVry, 3005 Highland Parkway, Downers Grove, IL 60515-5799, to any shareholder upon written request and is also available on DeVry’s website, www.devryinc.com. DeVry posts any amendments to or waivers from the Code (to the extent applicable to DeVry’s directors and executive officers) on DeVry’s website, www.devryinc.com.

STOCK OWNERSHIP

The table below sets forth the number and percentage of outstanding shares of Common Stock beneficially owned by (1) each person known by DeVry to own beneficially more than five percent of the Common Stock, (2) each Director of DeVry, (3) each nominee for election as Director, (4) each Named Executive Officer, and (5) all Directors and officers of DeVry as a group, in each case as of June 30, 2010, except as otherwise noted. DeVry believes that each individual or entity named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

Amount and Nature of Beneficial Ownership

	Amount and Nature of Beneficial Ownership
		Stock Options	Total Common
	Common Stock	Exercisable	Stock
	Beneficially Owned	within 60 days	Beneficially	Percentage
Name	Excluding Options(1)	of June 30, 2010	Owned	Ownership

Baron Capital Management, Inc.	6,963,450 (2)	—	6,963,450	9.8
767 Fifth Avenue New York, NY 10153
Dennis Keller	6,970,799 (3)	155,900	7,127,299	10.0
Ronald L. Taylor	993,105	414,000	1,447,105	2.0
David S. Brown	8,790	18,250	27,040	**
Connie R. Curran	1,290	0	1,290	*
Darren R. Huston	1,290	0	1,290	*
William T. Keevan	1,290	12,500	13,790	*
Lyle Logan	1,290	3,500	4,790	*
Julie A. McGee	21,290	5,625	26,915	*
Lisa W. Pickrum	1,290	3,500	4,790	*
Fernando Ruiz	1,290	12,500	13,790	*
Harold T. Shapiro	1,540	10,500	12,040	*
Daniel Hamburger	25,962	279,225	598,106	*
Gary Butler	0	0	0	*
Richard M. Gunst	9,356	45,577	103,870	*
William B. Hughson	0	0	7,350	*
David J. Pauldine	25,495	63,790	155,825	*
Steven Riehs	1,900	22,047	47,851	*
All Directors and Officers as a Group (25 persons)	1,108,826	1,024,425	2,764,873	3.9

*	Represents less than one percent of the outstanding Common Stock.

(1)	“Common Stock Beneficially Owned Excluding Options” includes stock held in joint tenancy, stock owned as tenants in common, stock owned or held by spouse or other members of the holder’s household, and stock in which the holder either has or shares voting and/or investment power, even though the holder disclaims any beneficial interest in such stock. Options exercisable within 60 days after June 30, 2010, are shown separately in the “Stock Options Exercisable within 60 days of June 30, 2010” Column.

(2)	As of December 31, 2009, as reported in a statement on Schedule 13G/A filed with the SEC on February 12, 2010 by Baron Capital Management, Inc.

(3)	Mr. Keller has 1,569,922 shares pledged to secure various personal lines of credit.

Stock Ownership Guidelines

In February 2010, the Board of Directors adopted stock ownership guidelines that apply to all Directors and executive officers of DeVry, including the NEOs. Under the guidelines, all executive officers are expected to maintain ownership of DeVry stock equal to a multiple of his or her current base salary (as adjusted from time to time), as follows: the CEO — three times current base salary; all other NEOs — two times current base salary; and all other executive officers — one times current base salary. All directors are expected to maintain ownership of DeVry stock equal to a multiple of three times his or her current annual retainer (as adjusted from time to time). Shares that count toward satisfaction of the Guidelines include DeVry stock directly and/or beneficially owned, DeVry stock held in DeVry’s Profit Sharing 401(k) Retirement Plan or other private accounts, vested Full-Value Shares, and the after-tax value of unvested Full-Value Shares and/or vested options, provided that these can make up no more than 50% of the ownership requirement. All initial participants will have until February 2015 to achieve his or her respective expected stock ownership level, and all new participants will have until five years following the date of hire to achieve his or her respective expected stock ownership level.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Compensation Committee”) hereby furnishes the following report to the shareholders of DeVry in accordance with rules adopted by the Securities and Exchange Commission. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of this Proxy Statement with DeVry’s management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the members of the Compensation Committee:

Julia A. McGee, Chair
Connie R. Curran
William T. Keevan
Lyle Logan

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis for fiscal year 2010 of our compensation program and policies, the material compensation decisions of the Board of Directors and the Compensation Committee made under the program and policies, how the Board of Directors and the Compensation Committee made those decisions and the material factors the Board of Directors and the Compensation Committee considered in making those decisions. Later in this Proxy Statement, under the heading “Executive Compensation” you will find a series of tables and related narratives containing specific information about the compensation earned or paid in fiscal year 2010 to the following individuals, whom we refer to as our Named Executive Officers or “NEOs”:

•	Daniel M. Hamburger, President and Chief Executive Officer, DeVry Inc.

•	Richard M. Gunst, Chief Financial Officer and Treasurer, DeVry Inc.

•	William B. Hughson, President, Healthcare Group

•	David J. Pauldine, President, DeVry University

•	Steven Riehs, President, DeVry Online Services

The discussion below is intended to help you understand the detailed information provided in those tables and related narratives and put that information into context within our overall compensation program. When we use the words “we,” “our” or “us,” they refer to DeVry.

Executive Compensation Philosophy and Objectives

For fiscal year 2010, the overall goals of our compensation program were to serve the essential purpose of the organization, which were to empower students to achieve their educational and career goals, and to maximize the long-term return to our stakeholders. We designed our program to:

•	Attract, motivate and retain high-quality executives;

•	Align NEO compensation with academic, student service and financial objectives; and

•	Reward organizational and individual performance.

As part of our compensation philosophy, we believe we should pay our NEOs total compensation that is competitive with other alternatives available to them in the marketplace and that a significant portion of each NEO’s total compensation should be variable — with both upside potential and downside risk — depending upon the performance of DeVry and of the individual. In addition, we believe we should maintain a clear, straightforward and transparent approach to our executive compensation program.

How the Compensation Committee Determined Executive Compensation

Role of the Compensation Committee

The Compensation Committee has responsibility for establishing, implementing and monitoring adherence to our compensation program. The Compensation Committee’s role is to oversee, on behalf of the Board and for the benefit of DeVry and its shareholders, our compensation and benefit plans and policies and their effective execution, including reviewing and approving equity awards to directors and NEOs, and reviewing and approving annually all compensation decisions relating to our NEOs. The Compensation Committee meets periodically to review the design and effective functioning of our executive compensation program, including approving compensation levels and performance targets, reviewing management performance, and approving annual cash incentive compensation distributions and long-term incentive compensation awards. The Compensation Committee operates under a written Charter, a copy of which is available on DeVry’s website, www.devryinc.com.

Role of Executive Officers and Management

The Compensation Committee invites select members of management to participate in its meetings. The CEO and Senior Vice President of Human Resources were regular attendees at Compensation Committee meetings in fiscal year 2010. The Compensation Committee also invited the CFO and General Counsel to provide perspective and participate in its meetings from time to time. Management’s role was to contribute input and analysis to the Compensation Committee’s discussions. At the Compensation Committee’s direction and request, management made recommendations to the Compensation Committee with respect to the key elements of our executive compensation program for fiscal year 2010, which are discussed in more detail below. The CEO and Senior Vice President of Human Resources with input from the CFO recommended the aggregate dollars to be available to all of DeVry’s employees for increases in base salaries (known as the “merit pool”), as well as the guidelines under which merit increases to base salaries of employees were to be made. The CEO and Senior Vice President of Human Resources with input from the CFO recommended the aggregate dollars available to be distributed to eligible employees under DeVry’s Management Incentive Plan (“MIP”) for fiscal year 2010, and made specific recommendations to the Compensation Committee with respect to MIP awards for members of the Senior Leadership Team that reports directly to the CEO. Similarly, the CEO and Senior Vice President of Human Resources with input from the CFO made recommendations to the Compensation Committee concerning the aggregate number of stock options and restricted stock units to be awarded to deserving employees under DeVry’s long-term incentive plans for fiscal year 2010, and made specific recommendations with respect to individual equity awards to members of the Senior Leadership Team. As we discuss below, our CEO made specific recommendations to the Compensation Committee for his direct reports, including the other NEOs, regarding performance goals, increases to their annual base salaries, MIP awards and long-term incentive compensation grants for fiscal year 2010. After receiving the recommendations of management, the Compensation Committee gave feedback on the recommendations, regularly met in executive session for further discussion and analysis, and consulted with outside advisors. It approved the overall magnitude of MIP awards and equity grants, and all compensation decisions for the NEOs other than Mr. Hamburger. The Compensation Committee made all final compensation decisions with respect to the NEOs (other than Mr. Hamburger) and the independent members of the Board approved all compensation decisions for Mr. Hamburger.

Role of Independent Consultants

For fiscal year 2010, management used widely-published surveys (provided by Watson Wyatt, Towers Perrin and Mercer) to help inform many of the decisions related to the total compensation of its executive team. The Compensation Committee engaged The Delves Group to review management’s recommendations and provide data and insights that ensure that our executive compensation program is fair, reasonable, and consistent with our compensation objectives. The role of the outside consultants involved in our compensation processes was purely advisory in nature and the Compensation Committee retained ultimate responsibility for its compensation-related decisions.

The Compensation Committee and management analyzed and considered survey data provided by the consultants to help provide a broad perspective on the marketplace and market trends given DeVry’s stated

objective of paying compensation that is competitive with other marketplace alternatives. This survey data was one of many pieces of information included in a subjective process of determining executive compensation. The Compensation Committee used the survey data as general guidance, together with its own knowledge, experience and discretion, in establishing each of the individual elements of NEO compensation for its executives. The Compensation Committee did not target any specific percentile levels in establishing compensation levels and opportunities.

The Role of Performance

A significant portion of the total compensation of the NEOs is performance-based, tied, on one hand, to the financial performance of DeVry and/or their specific functional or operating unit, and on the other hand to their individual performance. Under DeVry’s operating philosophy that quality leads to growth, we believe that this places appropriate emphasis on academic quality, student service and career outcomes, thereby helping us to achieve our most significant short-term and long-term objectives. The Compensation Committee used specific goals and objectives to measure performance, and these goals and objectives played an important role in establishing the amounts paid to our NEOs in each element of our executive compensation program.

Performance Goals and Measures

We have a confidential five-year strategic plan containing various milestones, which was developed by our executive management team and approved by our Board. The plan is rigorously reviewed and updated each February. At the outset of fiscal year 2010, our executive management team recommended, and our Board subsequently approved, a fiscal year operating plan based upon our five-year strategic plan. The specific, quantitative goals set for organizational evaluation and NEO performance in fiscal year 2010 were, in turn, derived from our 2010 operating plan.

The Compensation Committee continued its recent practice of using earnings per share and annual revenue as the key measures of organizational performance. For fiscal year 2010, DeVry’s organizational performance goals were revenue of $1,779 million and earnings per share of $2.85.

The Compensation Committee used operating unit revenue and operating income as key measures in assessing the performance of NEOs in operating roles in fiscal year 2010. We do not disclose the particular operating unit performance goals utilized in our annual cash incentive program (MIP) or otherwise. We consider such information confidential, as its disclosure would cause competitive harm. The internal revenue and earnings goals for the various operating segments flowed from the DeVry organization-wide goals.

The Compensation Committee considered the organization’s performance goals to represent the best estimate of what the organization could deliver, if management, individually and collectively, were to materially satisfy its goals and objectives for the year. The Compensation Committee intended all the goals to be aggressive yet achievable. At the time the Compensation Committee set these goals, it expected that it would take extraordinary performance on the part of management to exceed them to the extent necessary to yield maximum incentive payouts under our MIP. We believe that DeVry’s incentive plans have successfully implemented its philosophy of pay for performance in fiscal year 2010 because they focused management and the entire organization on key value drivers and performance incentives to deliver strong results.

Individual Performance Goals

At the beginning of fiscal year 2010, the Compensation Committee approved individual performance goals and objectives for the CEO. The CEO also worked collaboratively with the other NEOs in developing their individual performance goals and to assign weightings to them to place additional emphasis on tactical priorities. These individual performance goals reflected functional results or operating unit performance appropriate for each NEO’s respective role. Each stressed the building of academic outcomes, organizational strength and advancement of DeVry’s core values. The individual performance goals are factors in determining base salary, annual cash incentive compensation (MIP) and long-term incentive compensation. The individual performance goals intentionally include elements that can be rated objectively as well as elements that are of a subjective nature. This allows the evaluator — the Compensation Committee in the case of the NEOs — to assess the individual’s performance objectively, while utilizing its discretion to make adjustments based on the individual’s perceived contributions and other subjective criteria.

The primary individual performance goals and objectives that the Compensation Committee set for our CEO, Mr. Hamburger, were to:

•	Achieve high quality academic outcomes

•	Implement DeVry’s international expansion strategy;

•	Strengthen infrastructure;

•	Implement business continuity/security strategy;

•	Drive superior customer service throughout the organization; and

•	Preserve and enhance DeVry’s reputation for integrity, compliance and quality.

The primary individual performance goals and objectives set for our CFO, Mr. Gunst, in his role as the head of a critical function for DeVry, were to:

•	Continue to improve DeVry’s planning and forecasting capabilities;

•	Provide strategic and executional leadership to business units on all key real estate activity;

•	Pursue cost savings opportunities in purchasing/supply management;

• Lead risk management and insurance efforts across the organization;

•	Evaluate alternative capital structure opportunities;

•	Effectively represent DeVry externally to media, investors, government agencies, and the general public;

•	Monitor and enhance internal control processes; and

•	Build the finance team and implement human resources initiatives.

The primary individual performance goals and objectives set for Mr. Pauldine, Mr. Riehs and Mr. Hughson as operating division heads were to:

•	Achieve high quality academic outcomes;

•	Optimize operational and financial performance; and

•	Effectively execute strategic plans, particularly concerning facilities, student services and relationships with accreditation, government and other education professionals.

These goals were selected by the Compensation Committee in the case of the CEO, and the CEO in the case of the NEOs, because they were reflective of management’s role in DeVry achieving the overall goals set forth in the fiscal year 2010 operating plan and, in turn, our long-term strategic objectives. At the same time, these goals were selected because they were reflective of a number of qualities we expect of all of our executives, such as behaviors that:

•	Reinforce DeVry’s core values;

•	Attract, motivate, reward and retain employees who consistently deliver strong performance to ensure DeVry’s long term success;

•	Promote teamwork that is focused on meeting the expectations of customers (students and employers of graduates), various outside agencies (regulators and accreditors) and shareholders; and

•	Promote dedication to the empowerment of students to achieve their educational and career goals.

Elements of Executive Compensation

The key elements of our executive compensation program for fiscal year 2010 were unchanged from fiscal year 2009:

•	Annual base salary;

•	Annual cash incentive (MIP); and

•	Long-term incentive (LTI).

The Compensation Committee aimed to provide total cash compensation to each NEO that was market-competitive, combining a stable base salary element with two at-risk elements (annual cash incentive awards and long-term incentive awards) available to be earned based upon individual and organizational performance. For example, approximately 75% of the CEO’s total compensation was at-risk in fiscal 2010, consistent with the nature of our compensation program. We believe this approach helps reinforce a culture of performance by recognizing individual potential and rewarding results.

The following is a description for fiscal year 2010 of the three main components of our compensation program, the purpose of each, and the role each played in fiscal year 2010 in meeting the overarching objectives of our compensation program for our NEOs.

Annual Base Salary

We pay base salaries as a secure, predictable component of cash compensation, which is essential for attracting and retaining talented executives. An initial base salary is negotiated at the outset of employment, thereby establishing it as satisfactory to the executive and thus, by inference, consistent with current market conditions. The Compensation Committee then adjusts base salaries, effective as of the early part of each succeeding fiscal year to reflect the executive’s prior performance and to respond to changes in market conditions.

The Compensation Committee evaluated the CEO’s annual base salary early in fiscal year 2010. Its evaluation took into account actual results versus the performance targets and goals previously set for DeVry and for him for fiscal year 2009, which are described above under “Individual Performance Goals.” The Compensation Committee also considered its interaction with Mr. Hamburger, its observation of his performance throughout fiscal year 2009 and the perceived market for CEOs, thus adding a further discretionary element to its evaluation. The Compensation Committee believes that our executive compensation program is better because of this element, as it allows for the consideration of unforeseen circumstances and factors that cannot be measured with precision. DeVry did exceptionally well in fiscal year 2009, particularly in a year of unprecedentedly difficult economic conditions. The CEO contributed materially to these favorable results and achieved or exceeded nearly all of his individual performance objectives for fiscal year 2009. The Committee felt these considerations, taken alone, were sufficient to justify a significant increase in Mr. Hamburger’s base salary. At the same time, the Committee took into account additional considerations, including the uncertain economic outlook at the time and the conservative approach taken with respect to merit increases throughout the organization. As a result, for fiscal year 2010, the Compensation Committee set Mr. Hamburger’s annual base salary at $755,679, which represented approximately a 2.0% increase over his fiscal year 2009 salary. The Compensation Committee increased the CEO’s salary because the Compensation Committee wanted to reward the CEO for DeVry’s and the CEO’s excellent performance during the previous fiscal year, as well as for his consistently strong executive performance, his success in building a high quality executive team, his potential to continue building a positive future for DeVry and to ensure that his salary is comparable to the salaries of chief executive officers at other companies in the marketplace.

Mr. Hamburger recommended the annual base salary of each of the other NEOs at the outset of fiscal year 2010. His recommendations were made in consultation with the Senior Vice President of Human Resources, and they were based upon their experience with and analysis of the market at that time, their monitoring of the compensation levels at other companies in DeVry’s market and Mr. Hamburger’s assessment of each NEO’s performance for the prior year. Generally, the CEO made his assessments for adjustment of the other NEOs’ fiscal year 2010 salaries, based on the following seven criteria:

(1) DeVry’s overall financial performance compared to the prior year operating plan;

(2) Each NEO’s performance against his previously established individual goals and objectives;

(3) Each NEO’s effectiveness in instilling a culture of teamwork, student service and integrity;

(4) Each NEO’s expected future contributions;

(5)	The compensation practices of other similar or competitor companies, including average salary increases in the U.S.;

(6) The general merit increase parameters set for all employees in the organization; and

(7) Discretion based on interaction and observation throughout the year.

We believe that the annual base salaries paid in fiscal year 2010 to each NEO served our executive compensation objectives to:

•	Retain our high-quality executives by paying them a market competitive annual base salary; and

•	Reward individual performance by increasing annual base salaries from prior year levels as a result of DeVry’s overall, and each NEO’s individual, positive performances.

Annual Cash Incentive Compensation

The MIP is a portion of executive cash compensation. It is an annual cash incentive program designed to motivate and reward our NEOs and other management employees by putting a substantial portion of cash compensation at risk and paying annual incentives depending upon the extent to which DeVry’s financial objectives and each NEO’s respective individual performance goals are met or exceeded. We determine and pay the MIP payments for a particular fiscal year only after that fiscal year has ended (i.e., in the beginning of the next fiscal year). Thus, MIP awards for fiscal year 2010 were determined and paid in the early part of fiscal year 2011, after the results for fiscal year 2010 were known and confirmed.

The Compensation Committee considered three primary items in determining the amounts of MIP awards for fiscal year 2010:

(1) MIP Targets;

(2) Organizational and/or operating unit performance; and

(3) Individual performance.

An NEO’s ability to hit his or her MIP Target is based 70% on the organization’s and/or applicable operating unit’s achievement of its performance metrics and 30% on the achievement of his or her individual performance goals.

2010 NEO MIP Targets

MIP Targets were set for each NEO as a percentage of base salary at the outset of the fiscal 2010 year. The CEO’s MIP Target is 100% of base salary, pursuant to his employment agreement, which is discussed in more detail below. MIP Targets for the other NEOs are recommended by the CEO and approved by the Compensation Committee. The possible payouts derived from the MIP Targets for all of the NEOs are set forth on the 2010 Grants of Plan Based Awards table on page 31 below.

Organizational, Operating Unit and Individual Performance Measures

As discussed above, the Compensation Committee selected DeVry earnings per share, DeVry revenues, operating unit revenue and operating income as the measures most reflective of management’s role in DeVry achieving its operating plan. The Compensation Committee used individual performance because it believed that this measure served to advance our short-term goal of each NEO meeting his respective individual performance goals for the year, which the Compensation Committee believed would, on a combined basis, help DeVry meet its aggregate goals. These various measures were allocated to best align the measurements with each NEOs respective role and the goals of the organization and our compensation programs. The relative percentages assigned to each of the organizational, operating unit and individual performance goals for each NEO for fiscal year 2010 were as follows:

	NEO Organizational, Operating Unit, and Individual
	Performance Measure Allocations
			Operating
	DeVry		Unit	Operating
	Earnings Per	DeVry	Operating	Unit	Individual
Name	Share	Revenue	Income	Revenue	Performance

Daniel M. Hamburger	40%	30%	—	—	30%
Richard M. Gunst	40%	30%	—	—	30%
William B. Hughson	40%	30%	—	—	30%
David J. Pauldine	20%	10%	25%	15%	30%
Steven Riehs	20%	10%	25%	15%	30%

MIP Payouts for Fiscal Year 2010

MIP payouts for each NEO can be as low as zero but also provide an overachievement opportunity of up to 200% of MIP Target, which rewards exceptional performance compared to expectations, over-delivery of strategic initiatives, and/or achievement of initiatives not contemplated at the time goals were set.

The Committee awarded Mr. Hamburger a MIP payout of $1,339,969 which was approximately 177% of his MIP Target. In doing so, it took into account that DeVry’s organizational goals were well satisfied as it over-performed against its fiscal year 2010 operating plan in terms of both revenue and earnings per share. In addition, the Committee evaluated Mr. Hamburger’s achievement of his personal performance goals and found his performance in that regard to be outstanding.

The process was essentially the same for the other NEOs, except that the CEO reviewed each NEO’s performance, and the CEO’s recommendations were reviewed and approved by the Committee. NEO MIP awards were based on an evaluation of individual performance and the extent to which DeVry’s goals, and in the case of Messrs. Pauldine and Riehs, their respective operating unit goals, were met or exceeded. Please see “Executive Compensation — 2010 Summary Compensation Table” below for specific information about annual cash incentive (MIP) awards for the NEOs.

We believe that the annual incentive compensation that we paid for fiscal year 2010 to each NEO served our executive compensation objectives to:

•	Retain our high-quality executives by providing them with the opportunity to earn market competitive annual incentive compensation;

•	Reward DeVry performance by paying NEOs when pre-established organization performance goals were met or exceeded; and

•	Reward individual performance by paying NEOs for meeting or exceeding pre-established individual performance goals.

Long-Term Incentive Compensation

In fiscal year 2010 the Compensation Committee continued its reliance on long-term incentive vehicles to align the long-term interests of management and shareholders. In doing so, the Compensation Committee encourages its executives to focus on the behaviors and initiatives that will lead to increased long-term value to our students and other stakeholders. The Compensation Committee believes that long-term equity compensation also is an important retention tool and, thus, the Compensation Committee has chosen to use a four-year vesting schedule for equity grants to encourage longer-term focus and retention.

The Compensation Committee made equity grants to each of the NEOs in the early part of fiscal year 2010. The Committee took into account the same seven criteria described in the “Annual Base Salary” section above in determining the size of these grants. The Compensation Committee targeted the value of the long-term equity compensation for each NEO to represent a substantial percentage of total compensation to serve two complementary objectives of our compensation program: the long-term retention of quality executives and the creation of long-term value.

The Compensation Committee granted Incentive Stock Options (ISOs) up to the $100,000 IRS limitation applicable to each one-year vesting period. To the extent this limitation was met for any NEO, the remaining portion of the award was issued in the form of non-qualified stock options. The Compensation Committee recognizes that DeVry may not receive a tax deduction for ISOs. The Compensation Committee weighed this consideration against the benefit ISOs provide to employees and the consequent enhancement to DeVry’s ability to attract and retain executives and determined it was in DeVry’s best interest to continue utilizing ISOs in the manner described.

Prior to fiscal year 2010, the Compensation Committee had used only stock options as long-term incentives for NEOs. In fiscal year 2010, the Compensation Committee began granting restricted stock units commonly referred to by DeVry as “performance shares” to NEOs, in addition to stock options. The Compensation Committee has determined that 70% of long-term incentive compensation will continue to be in the form of stock options, with the remaining 30% in the form of performance shares. Performance shares are granted under the DeVry Inc. Incentive Plan of 2005. Some key design elements of the performance share program are:

•	The performance shares vest based on the level of attainment of the annual target and shares of common stock are distributed after the end of the three-year performance period.

•	The performance metric for the performance shares is Return on Invested Capital (ROIC). The target ROIC for performance shares granted in fiscal year 2010 is 12.1%. Participants have the opportunity to accrue one-third of the target number of performance shares in each year of the three-year performance period if ROIC is attained at target or higher.

•	At the end of the performance period, there is a cumulative look-back feature whereby there is an opportunity to earn up to 120% of the target number of shares based on the three-year average of ROIC.

Details concerning fiscal year 2010 stock option and performance share grants for the NEOs appear in the 2010 Grants of Plan-Based Awards table on page 31. The Compensation Committee awarded the option and performance share grants reflected in the table based on an evaluation of individual performance and the extent to which DeVry’s goals, and in the case of Messrs. Pauldine and Riehs their respective operating unit goals, were met or exceeded.

We believe that the long-term incentive compensation granted in fiscal year 2010 to each NEO served our executive compensation objectives to:

•	Align NEO compensation with our pre-established business objectives;

•	Reward individual and DeVry performance by tying a portion of the number of stock options that we granted to each NEO to both our organization’s and each NEO’s individual performance against pre-established goals; and

•	Provide incentives consistent with the overall goal of enhancing long-term value by requiring the stock options to vest in equal installments over a four-year period and performance shares to be distributed at the end of a three-year performance period, which provides incentives to our NEOs to remain with DeVry for an extended period of time in order to realize the greatest possible value of the equity compensation.

All Other Compensation

In general, we do not provide perquisites to our NEOs that are not available to other employees, with the exception of these:

•	Matching contributions credited in fiscal year 2010 under the DeVry Inc. Nonqualified Deferred Compensation Plan;

•	A leased automobile or cash automobile allowance; and

•	Certain medical insurance costs.

Perquisites make up the smallest portion of each NEO’s total compensation package. The nature and quantity of perquisites provided by DeVry did not change materially in fiscal year 2010 versus 2009, consistent with our philosophy that perquisites should not represent a primary component of our compensation program. The Compensation Committee periodically reviews the perquisite program and allowances provided to each NEO to determine if adjustments are appropriate.

The “All Other Compensation” column of the 2010 Summary Compensation Table shows the amounts of perquisite compensation we provided for fiscal year 2010 to each of the NEOs.

Deferred Compensation

DeVry maintains the DeVry Inc. Nonqualified Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is a voluntary, non-tax qualified, deferred compensation plan for executives and directors to save for retirement by deferring a portion of their current compensation until termination of service with DeVry or other specified dates. We credit matching contributions to participants’ accounts under the Deferred Plan to the extent their matching contributions to our tax-qualified Success Sharing 401(k) Retirement Plan are limited by the Internal Revenue Code. The Deferred Plan enables the NEOs and other employees with a certain level of annual compensation ($110,000 for fiscal year 2010) to save a portion of their income for retirement on a scale consistent with other employees not subject to IRS limits. We did not contribute to the Deferred Plan except as a matching contribution to amounts the NEOs contributed during the 2010 fiscal year. We do not have a defined benefit pension plan, and, therefore, our Success Sharing 401(k) Retirement Plan and the Deferred Plan are the only retirement savings vehicles for executives.

Employment Agreements

DeVry and Mr. Hamburger entered into an employment agreement effective November 15, 2006 that provides for an initial base salary, annual salary increases and annual cash incentive during the term and sets forth the severance benefits that will be provided upon termination of his employment under certain conditions.

DeVry and each of Mr. Gunst and Mr. Pauldine entered into employment agreements effective October 12, 2009, and DeVry and Mr. Hughson entered into an employment agreement effective September 9, 2009. Mr. Gunst’s new employment agreement replaces the employment agreement that DeVry entered into with him on July 24, 2006. Aside from Mr. Hamburger and Mr. Gunst, none of the NEOs previously had employment agreements. The employment agreements set forth, among other things, the severance benefits that will be provided upon certain employment termination scenarios.

The Compensation Committee believes that the employment agreements with Messrs. Gunst, Hughson and Pauldine provide:

•	security and incentives that help enable DeVry to retain and attract top executives,

•	greater ability for DeVry to retain its key executives following the occurrence of an extraordinary corporate transaction, and

•	benefits to DeVry, including non-competition and non-solicitation covenants by the NEOs.

Each of these employment agreements is discussed in detail in the narrative accompanying the Summary Compensation Table under the caption “Employment Agreements,” and DeVry’s obligation to provide severance benefits in accordance with the agreements is discussed beginning on page 34 under the caption “2010 Potential Payments Upon Termination or Change-in-Control.”

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million per year paid to “covered employees,” defined as the chief executive officer and the three other most highly compensated officers (other than the chief financial officer) employed as executive officers at year-end. Certain compensation, including “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies certain requirements under Section 162(m). The

Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy. The Compensation Committee reviews each material element of compensation on a continuing basis and takes steps to assure deductibility if that can be accomplished while still remaining faithful to our executive compensation philosophy and objectives.

Base salaries do not qualify as “performance-based compensation” under Section 162(m). However the base salaries of DeVry’s NEOs are below the $1 million level. Amounts paid to an executive that are excludable from gross income, such as Success Sharing Retirement Plan contributions reflected in the “All Other Compensation” column in the Summary Compensation Table, are not subject to Section 162(m). Incentive compensation paid by DeVry in fiscal year 2010 under the MIP that is based on DeVry performance is expected to qualify as “performance-based compensation.” Gains on the exercise of stock options in fiscal year 2010 by persons who were covered employees at the end of the fiscal year qualify as performance-based compensation under Section 162(m).

Changes for Fiscal Year 2011

Incentive Compensation Recoupment Policy

DeVry has adopted an incentive compensation recoupment policy, which is applicable to all executive officers and is being implemented in the underlying plan and agreements. The policy provides that in addition to any other remedies available to DeVry (but subject to applicable law), if the Board of Directors or any committee of the Board of Directors determines that it is appropriate, DeVry may recover (in whole or in part) any incentive payment, commission, equity award or other incentive compensation received by an executive officer of DeVry to the extent that such incentive payment, commission, equity award or other incentive compensation is or was paid on the basis of any financial results that were subsequently restated due to conduct determined by the independent directors to have been as a result of the executive officer’s knowing or intentional fraudulent or illegal conduct.

EXECUTIVE COMPENSATION

2010 SUMMARY COMPENSATION TABLE

This table shows the compensation of DeVry’s Chief Executive Officer, Chief Financial Officer and each of the other NEOs for the fiscal years 2010, 2009 and 2008, which ended June 30, 2010, June 30, 2009 and June 30, 2008, respectively.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)		($)

Daniel Hamburger	2010	751,689	1,189,269	2,688,253	1,339,969	89,025	(5)	6,058,205
Chief Executive Officer and President	2009	734,116	—	4,579,392	1,019,277	54,296	(5)	6,387,081
	2008	675,322	—	1,699,500	991,749	43,559	(5)	3,410,130
Richard M. Gunst	2010	369,348	200,543	453,719	343,742	39,856	(6)	1,447,317
Chief Financial Officer and Treasurer	2009	360,258	—	572,424	260,440	41,720	(6)	1,234,842
	2008	285,970	—	386,250	212,127	23,737	(6)	908,084
William B. Hughson	2010	287,019	74,601	175,812	285,230	52,132	(7)	874,794
President, Healthcare Group(8)
David J. Pauldine	2010	400,983	186,034	420,238	514,466	43,628	(9)	1,565,349
President, DeVry University	2009	391,114	—	601,163	369,902	39,374	(9)	1,401,553
	2008	334,159	—	478,950	312,060	23,767	(9)	1,148,936
Steven Riehs	2010	298,812	119,186	268,999	261,599	28,384	(10)	976,980
President, DeVry Online Services	2009	297,871	—	352,487	225,048	20,349	(10)	895,755
	2008	226,500	—	231,750	173,641	14,478	(10)	646,369

(1)	This column shows the salaries paid by DeVry to its NEOs in fiscal years 2010, 2009 and 2008. The following NEOs have elected to defer a portion of their salary under the Deferred Plan: Mr. Hamburger — $41,072 for 2010, $26,346 for 2009 and $6,552 for 2008; Mr. Gunst — $39,595 for 2010, $76,565 for 2009 and $52,611 for 2008; Mr. Pauldine — $24,059 for 2010, $11,856 for 2009 and $0 for 2008; Mr. Hughson — $0 for 2010; and Mr. Riehs — $7,362 for 2010, $2,945 for 2009 and $0 for 2008.

(2)	The amounts reported in the Stock Awards column represent the grant date fair value of awards of restricted stock units, which is an estimated value computed in accordance with Financial Accounting Standards Board Statement Accounting Standards Codification Topic 718, granted in fiscal year 2010 to each of the NEOs. In August 2009, restricted stock units were awarded in the following amounts: Mr. Hamburger — 22,950; Mr. Gunst — 3,870; Mr. Pauldine — 3,590; and Mr. Riehs — 2,300. In November 2009, 1,390 restricted stock units were awarded to Mr. Hughson. The grant date fair values of these restricted stock unit awards are based on the probable outcome of the performance conditions to which the restricted stock units are subject, and the shares the recipient would receive under such outcome. Also see “Note 3: Stock-Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2010, filed with the SEC on August 25, 2010 for the assumptions made in the valuations of these awards. Details regarding fiscal year 2010 stock awards can be found in the tables “2010 Grants of Plan-Based Awards” and “2010 Outstanding Equity Awards At Fiscal Year-End.”

(3)	The amounts reported in the Options Awards column represent the grant date fair value, which is an estimated value computed in accordance with Financial Accounting Standards Board Statement Accounting Standards Codification Topic 718, for the fiscal years 2010, 2009 and 2008, of outstanding option grants to each of the NEOs. Also see “Note 3: Stock-Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2010, filed with the SEC on August 25, 2010, “Note 3: Stock-Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2009, filed with the SEC on August 26, 2009 and “Note 3: Stock-Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2008, filed with the SEC on August 27, 2008 for the assumptions made in the valuations of these awards.

(4)	The MIP compensation reported in this column was earned in fiscal years 2010, 2009 and 2008 and paid in fiscal years 2011, 2010 and 2009, respectively, based upon the MIP guidelines. The following have elected to defer a portion of their MIP compensation under the Deferred Plan: Mr. Hamburger — $0 for 2010, $0 for 2009 and $0 for 2008; Mr. Gunst — $0 for 2010, $52,088 for 2009 and $42,425 for 2008; Mr. Pauldine —

$77,170 for 2010, $55,485 for 2009 and $46,809 for 2008; Mr. Hughson — $0 for 2010; and Mr. Riehs — $41,856 for 2010, $22,505 for 2009 and $0 for 2008.

(5)	All other compensation reported for Mr. Hamburger, for fiscal years 2010, 2009 and 2008 respectively, represents (i) DeVry’s matching and success sharing contributions credited under the Success Sharing Retirement Plan, $14,529 for 2010, $14,069 for 2009 and $8,473 for 2008; (ii) DeVry’s contributions credited under the Deferred Plan, $61,544 for 2010, $24,570 for 2009 and $23,605 for 2008; (iii) car allowance, $4,083 for 2010, $4,083 for 2009 and $3,926 for 2008; (iv) group life insurance, $0 for 2010, $397 for 2009, and $519 for 2008; and (v) executive medical benefits, $8,868 for 2010, $11,177 for 2009 and $7,036 for 2008.

(6)	All other compensation reported for Mr. Gunst, for fiscal years 2010, 2009 and 2008 respectively, represents (i) DeVry’s matching and success sharing contributions credited under the Success Sharing Retirement Plan, $14,214 for 2010, $13,449 for 2009 and $3,979 for 2008; (ii) DeVry’s contributions credited under the Deferred Plan, $13,074 for 2010, $12,622 for 2009 and $7,538 for 2008; (iii) car allowance, $8,400 for 2010, $8,400 for 2009 and $8,077 for 2008; (iv) group life insurance, $615 for 2010, $417 for 2009 and $654 for 2008; and (v) executive medical benefits, $3,553 for 2010, $6,832 for 2009 and $3,489 for 2008.

(7)	All other compensation reported for Mr. Hughson, for fiscal year 2010 represents (i) DeVry’s contributions credited under the Success Sharing Retirement Plan, $10,961; (ii) relocation benefits of, $40,878; and (iii) group life insurance, $293.

(8)	Named President, Healthcare Group effective September 9, 2009.

(9)	All other compensation reported for Mr. Pauldine, for fiscal years 2010, 2009 and 2008 respectively, represents (i) DeVry’s matching and success sharing contributions credited under the Success Sharing Retirement Plan, $14,069 for 2010, $14,754 for 2009 and $8,460 for 2008; (ii) DeVry’s contributions credited under the Deferred Compensation Plan, $17,668 for 2010, $17,695 for 2009 and $6,375 for 2008; (iii) leased car value, $3,917 for 2010, $3,917 for 2009 and $3,766 for 2008; (iv) group life insurance, $676 for 2010, $461 for 2009 and $790 for 2008; and (v) executive medical benefits, $7,298 for 2010, $2,547 for 2009 and $4,376 for 2008.

(10)	All other compensation reported for Mr. Riehs, for fiscal years 2010, 2009 and 2008 respectively, represents (i) DeVry’s matching and success sharing contributions credited under the Success Sharing Retirement Plan, $14,532 for 2010, $14,134 for 2009 and $8,390 for 2008; (ii) DeVry’s contributions credited under the Deferred Plan $7,429 for 2010, $0 for 2009, and $0 for 2008 (iii) car allowance, $6,000 for 2010, $6,000 for 2009 and $5,769 for 2008; and (iv) group life insurance, $424 for 2010, $215 for 2009 and $319 for 2008.

Employment Agreement with Mr. Hamburger

DeVry and Mr. Hamburger are parties to an employment agreement dated as of November 15, 2006, which provides for (i) an initial salary of $675,000 per year, subject to annual increases (but no decreases), (ii) an annual cash incentive under the MIP targeted at 100% of base salary, (iii) benefits and perquisites made available to senior management generally, and (iv) reimbursement of expenses consistent with DeVry’s policy in effect from time to time.

Employment Agreements with Mr. Gunst, Mr. Hughson and Mr. Pauldine

During part of fiscal year 2010, DeVry and Mr. Gunst were parties to an employment agreement dated as of July 24, 2006, which provided for (i) an initial salary of $275,000 per year, subject to annual review, and (ii) benefits made available to senior management generally. Effective October 12, 2009, DeVry entered into an employment agreement with each of Mr. Gunst (replacing his prior employment agreement) and Mr. Pauldine. Effective September 9, 2009 DeVry entered into an employment agreement with Mr. Hughson. Each of these employment agreements provides for (i) a base salary, subject to annual increases (but no decreases unless in the case of an across-the-board percentage reduction affecting all executives equally at the NEO’s respective level); (ii) an annual cash incentive under the MIP targeted as a percentage of base salary; (iii) benefits and perquisites made available to senior management generally; (iv) reimbursement of expenses consistent with DeVry’s policy in effect from time to time; and (v) severance benefits that will be provided upon certain terminations of employment, which are described beginning on page 34 under the caption “2010 Potential Payments Upon Termination or Change-in-Control.”

2010 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each NEO with respect to (1) estimated future payouts under non-equity incentive plan awards that could have been earned for fiscal year 2010, (2) estimated future payouts under equity incentive plan awards that could have been earned for fiscal year 2010 and (3) restricted stock units granted in fiscal year 2010.

								All Other
								Option
								Awards:	Exercise
		Estimated Future Payouts			Estimated Future Payouts			Number of	or Base	Grant Date
		Under Non-Equity Incentive			Under Equity Incentive			Securities	Price of	Fair Value of
		Plan Awards(1)			Plan Awards(2)			Underlying	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Option
Name	Grant Date	($)(3)	($)(4)	($)(5)	(#)(6)	(#)(7)	(#)(8)	(#)(9)	($/sh)(10)	Awards(11)

Daniel M. Hamburger		377,840	755,679	1,511,358
	8/28/2009				18,360	22,950	27,540			$1,189,269
	8/28/2009							116,425	52.28	$2,688,253
Richard M. Gunst		102,110	204,219	408,439
	8/28/2009				3,096	3,870	4,644			$200,543
	8/28/2009							19,650	52.28	$453,719
William B. Hughson		112,500	225,000	450,000
	11/10/2009				1,112	1,390	1,668			$72,030
	11/10/2009							7,350	54.15	$175,812
David J. Pauldine		141,089	282,178	564,355
	8/28/2009				2,872	3,590	4,308			$186,034
	8/28/2009							18,200	52.28	$420,238
Steven Riehs		82,609	165,219	330,438
	8/28/2009				1,840	2,300	2,760			$119,186
	8/28/2009							11,650	52.28	$268,999

(1)	Payouts under the MIP were based on performance in fiscal year 2010. Therefore, the information in the “Threshold”, “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set in September 2009. The amounts actually paid under the MIP for fiscal year 2010 appear in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table.

(2)	Restricted stock units, commonly referred to within DeVry as “Performance Shares”, were issued as part of the fiscal year 2010 annual incentive grant under the Incentive Plan of 2005. The restricted stock units are paid out at the end of the three-year performance period if certain performance goals are achieved.

(3)	Pursuant to the MIP, performance below a performance goal threshold will result in no payment with respect to that performance goal. If a performance goal threshold is met or exceeded, then the performance would result in a payment ranging from the threshold amount (50% of the Target) to the maximum amount payment for such performance goal, depending upon the level at which the performance goal had been attained.

(4)	The amount shown in this column represents the Target incentive payment under the MIP, which is calculated as a set percentage of base salary.

(5)	Pursuant to the MIP, the amount shown in this column represents the maximum incentive payment, 200% of the Target.

(6)	At the end of the three-year performance period, participants can earn a threshold of 80% of the target number of restricted stock units if the three-year average of return on invested capital performance goal is attained at the threshold level (9.9%). Straight line interpolation will be used to determine achievement between threshold and target.

(7)	In each year of the three-year performance period, participants can accrue one-third of the target number of restricted stock units if the performance goal of return on invested capital is attained at target level (12.1%) or higher. If the target is not attained at the end of each fiscal year, then no restricted stock units are earned.

(8)	At the end of the three-year period, participants can earn up to 120% of the target number of restricted stock units if the three-year average of return on invested capital performance goal is attained at the maximum level (13.2%). Straight line interpolation will be used to determine achievement between target and maximum.

(9)	Option grant issued as part of the annual incentive grant under the Incentive Plan of 2005, which becomes exercisable at 25% per year for four years and has a maximum term of ten years.

(10)	All options granted to the NEOs in fiscal year 2010 have an exercise price equal to the closing sales price of the common stock on the date of grant.

(11)	This column shows the grant date fair value of the restricted stock units (assuming payout at target value) and stock options awarded to each of the NEOs in fiscal year 2010, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, which was $23.09 for stock options and $53.67 for Performance Shares granted to Mr. Hughson and $51.82 for Performance Shares granted to the other NEOs. Also see “Note 3: Stock-Based Compensation” to the Consolidated Financial Statements contained in DeVry’s Annual Report on Form 10-K for the year ended June 30, 2010 for an explanation of the assumptions made by DeVry in the valuation of these awards.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth information for each NEO with respect to each grant of options to purchase DeVry common stock that was made at any time, has not yet been exercised, and remained outstanding at June 30, 2010.

	Option Awards						Stock Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying				Number of Shares	Market Value of
	Unexercised		Unexercised		Option		or Units of Stock	Shares or Units of
	Options		Options		Exercise	Option	That Have Not	Stock That Have
	(#)		(#)		Price	Expiration	Vested	Not Vested
Name	Exercisable		Unexercisable		($)(4)	Date	(#)(5)	($)(6)

Daniel Hamburger	15,519	(1)	0		27.16	08/15/2013
	30,000	(2)	0		21.40	06/15/2015
	33,000	(1)	22,000	(1)	21.62	10/03/2016
	30,000	(1)	20,000	(1)	28.80	02/06/2017
	44,000	(1)	66,000	(1)	34.53	08/31/2017
	48,800	(3)	146,400	(3)	51.23	08/28/2018
	0		116,425	(3)	52.28	08/28/2019	22,950	1,204,646
Richard M. Gunst	11,464	(1)	14,000	(1)	20.97	07/24/2016
	10,000	(1)	15,000	(1)	34.53	08/31/2017
	6,100	(3)	18,300	(3)	51.23	08/28/2018
	0		19,650	(3)	52.28	08/28/2019	3,870	203,136
William B. Hughson	0		7,350	(3)	54.15	11/10/2019	1,390	72,961
David J. Pauldine	28,505	(1)	9,000	(1)	21.76	10/24/2015
	6,000	(1)	12,000	(1)	21.62	10/03/2016
	12,400	(1)	18,600	(1)	34.53	08/31/2017
	6,407	(3)	19,218	(3)	51.23	08/28/2018
	0		18,200	(3)	52.28	08/28/2019	3,590	188,439
Steven Riehs	3,473	(1)	0		15.75	11/15/2014
	1,812	(2)	0		21.40	06/15/2015
	3,035	(1)	1,920	(1)	21.62	10/03/2016
	3,636	(1)	5,400	(1)	34.53	08/31/2017
	3,757	(3)	11,268	(3)	51.23	08/28/2018
	0		11,650	(3)	52.28	08/28/2019	2,300	120,727

(1)	Options vest 20% per year over the first five years of the 10-year option term.

(2)	Options vested 100% on date of grant of the 10-year option term.

(3)	Options vest 25% per year over the first four years of the 10-year option term.

(4)	All options were granted at market value on the date of grant based on the closing market price of the common stock for such date as reported in The Wall Street Journal.

(5)	Represents all performance-based restricted stock unit awards held by the NEO as of June 30, 2010, all of which vest on August 28, 2012.

(6)	Represents the number of shares of common stock covered by the performance-based restricted stock awards using $52.49 (the closing market price of DeVry’s common stock as reported in The Wall Street Journal for June 30, 2010). The value provided assumes the performance-based restricted stock awards payout at target value.

2010 Option Exercises and Stock Vested

This table sets forth information concerning (1) the exercise during fiscal year 2010 of options to purchase shares of common stock by each of the NEOs and (2) the dollar amount realized on exercise of the exercised options.

	Option Awards
	Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)(1)

Daniel M. Hamburger	55,001	1,821,074
Richard M. Gunst	4,768	183,997
David J. Pauldine	14,900	510,538
Steven Riehs	400	15,032
William B. Hughson	0	0

(1)	Value Realized on Exercise. Represents the difference between the closing market price of the common stock as reported in The Wall Street Journal for the date of exercise of the option and the option exercise price multiplied by the number of shares of common stock covered by the options held.

2010 Nonqualified Deferred Compensation

This table sets forth the contributions by each NEO and DeVry for fiscal year 2010, the earnings accrued on each NEO’s account balance in 2010 and the account balance at June 30, 2010 under the Deferred Plan.

	Executive	Employer	Aggregate	Aggregate
	Contributions	Contributions	Earnings/(Loss)	Balance at
	in Last	in Last	in Last	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Year End
Name	($)(1)	($)(2)	($)(3)	($)(4)

Daniel Hamburger	41,072	61,544	54,399	467,069
Richard M. Gunst	91,683	13,074	40,329	397,891
David J. Pauldine	79,544	17,668	13,065	203,167
Steven Riehs	29,867	7,429	2,659	43,024
William B. Hughson	—	—	—	—

(1)	Executive Contributions in Last Fiscal Year. The amount of executive contributions made by each NEO and reported in this column is included in each NEO’s compensation reported on the 2010 Summary Compensation Table, either in the “Salary” or “Non-Equity Incentive Plan Compensation” column. See footnotes 1 and 3 of the Summary Compensation Table for specific deferrals made by each NEO.

(2)	Employer Contributions in Last Fiscal Year. The amount of DeVry contributions made and reported in this column is included in each NEO’s compensation reported on the 2010 Summary Compensation Table in the “All Other Compensation” column.

(3)	Aggregate Earnings/(Loss) in Last Fiscal Year. These amounts represent the earnings in the Deferred Plan for fiscal year 2010. These amounts are not reported in the Summary Compensation Table.

(4)	Aggregate Balance at Last Fiscal Year End. The aggregate balance as of June 30, 2010 reported in this column for each NEO reflects amounts that have been previously reported as compensation on the Summary Compensation Table for current and prior years.

Deferred Compensation Plan

The Deferred Plan covers directors and selected key employees approved for participation by the Compensation Committee. All of the named executive officers are eligible to participate in the Plan. Under the Deferred Plan as it applies to employees, participants may make an advance election to defer up to 50% of salary and up to 100% of annual cash incentive (MIP) compensation until termination of service with DeVry or certain other specified dates. DeVry credits matching contributions to participants’ accounts under the Deferred Plan to the extent they have elected to defer the maximum amount under DeVry’s Success Sharing Retirement Plan and their matching contributions to the Success Sharing Retirement Plan are limited by applicable Internal Revenue Code provisions. DeVry may also credit participants’ accounts with discretionary success sharing contributions. Participants are fully vested in their own deferral and matching contributions, plus earnings, and will vest in discretionary contributions, if any, as determined by the Compensation Committee. Participants may elect to have their Deferred Plan accounts credited with earnings based on various investment choices made available by the Compensation Committee for this purpose. Participants can elect to have account balances paid in a lump sum or in installments. Distributions are generally made or commence in January of the year following termination of employment (but not earlier than six months after termination) or January of the year in which the specified payment date occurs. In the event of death before benefits commence, participants’ accounts will be paid to their beneficiaries in a lump sum.

2010 Potential Payments Upon Termination or Change-in-Control

DeVry provides benefits to certain of the NEOs upon termination of employment from DeVry in specific circumstances. These benefits are in addition to the benefits to which these NEOs would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). In addition, DeVry’s equity compensation plans and the stock award agreements used to implement them provide for accelerated vesting of outstanding stock awards in the event of a change in control of DeVry, regardless of whether a termination of employment occurs.

Employment Agreements

Mr. Hamburger

The employment agreement of Mr. Hamburger was effective as of November 15, 2006 in connection with his assumption of the duties of President and Chief Executive Officer of DeVry. The employment agreement provides that either party may terminate Mr. Hamburger’s employment upon 180 days’ advance notice, except that DeVry may terminate his employment immediately for any reason, Mr. Hamburger may terminate his employment immediately for “good reason”, and his employment will automatically terminate immediately in the event of death or disability. The agreement provides the following severance benefits:

•	If a change in control of DeVry has not occurred and Mr. Hamburger’s employment is terminated for reasons other than by DeVry for “cause” or due to retirement at age 65, he is entitled to an immediate payment equal to 12 times his monthly base salary.

•	If at any time Mr. Hamburger terminates his employment for “good reason,” he is entitled to an immediate payment equal to 12 times his monthly base salary.

•	If DeVry terminates Mr. Hamburger’s employment following a change in control of DeVry, he is entitled to the following:

i. an immediate payment equal to 24 times his monthly base salary;

ii. an immediate payment equal to a pro rata portion of the average MIP award paid to him for the two years prior to his termination; and

iii. immediate vesting of all outstanding stock options.

For purposes of the agreement:

(i) “cause” means Mr. Hamburger’s conviction of a felony or a crime involving monies, other property, fraud or embezzlement; (ii) “good reason” exists if Mr. Hamburger is not accorded the duties and responsibilities described in the agreement, if his duties or responsibilities are materially or substantially reduced, if he is not paid amounts owed under the agreement within 10 days’ notice to DeVry, or if DeVry otherwise breaches the agreement; (iii) “disability” means a physical or mental disability that causes Mr. Hamburger to be unable to perform his duties under the agreement for a period of 180 days; and (iv) “change in control” means a sale of substantially all of DeVry’s assets or the acquisition by another entity of a majority of DeVry’s common stock.

Mr. Gunst, Mr. Hughson and Mr. Pauldine

Prior to October 12, 2009, DeVry had an employment arrangement with Mr. Gunst, which was effective as of July 24, 2006 and which provided that if he was terminated by DeVry for other than for death, disability or cause, DeVry would have paid him 12 months of continued salary. Aside from Mr. Hamburger and Mr. Gunst, none of the NEOs previously had employment agreements.

On October 12, 2009, DeVry entered into employment arrangements with Mr. Gunst and Mr. Pauldine, and with Mr. Hughson on September 9, 2009. Mr. Gunst’s employment agreement replaced his previous employment arrangement. These employment agreements provide, among other things, that if the NEO’s employment with DeVry is terminated by DeVry without “cause” or by the NEO with “good reason” and the NEO executes a release of claims, then the NEO will be entitled to the following benefits:

•	one and one-half times the sum of the NEO’s base salary plus “MIP target,” payable in 18 equal monthly payments;

•	a pro-rated “MIP award” (if employed for at least six months in the fiscal year during which termination occurs) based on actual performance paid in a lump sum at the time MIP awards are paid to other employees;

•	18 months of continued health benefit plan coverage at active employee rates following the termination date; and

•	access to a nine month senior executive level outplacement program at DeVry’s sole expense.

In the case of Mr. Pauldine, his employment arrangement also provides that if his termination occurs after the day that is 18 months prior to his 55th birthday, he will be treated as having been terminated due to “retirement” for purposes of all outstanding stock options and other equity awards that include a definition of the term “retirement,” including both those outstanding on the date of the employment agreement and those thereafter granted.

In addition, the employment arrangements with Mr. Gunst, Mr. Pauldine and Mr. Hughson provide that if the NEO’s employment with DeVry is terminated by DeVry without “cause” or by the NEO with “good reason” during a “change in control period” and the NEO executes a release of claims, then the NEO will be entitled to the following benefits:

•	two times the sum of the NEO’s base salary plus “MIP target,” payable in 24 equal monthly payments;

•	24 months of continued health benefit plan coverage at active employee rates following the termination date; and

•	access to a 12 month senior executive level outplacement program at DeVry’s sole expense.

For purposes of these employment agreements:

(i) “cause” means (A) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (B) willful failure to perform duties as reasonably directed by the CEO or the CEO’s designee, (C) the NEO’s gross negligence or willful misconduct with respect to the performance of the NEO’s duties under the employment agreement, (D) obtaining any personal profit not fully disclosed to and approved by DeVry’s Board of Directors in connection with any transaction entered into by, or on behalf of, DeVry, or (E) any other material breach of the employment agreement or any other agreement between the NEO and DeVry; (ii) “change in control period” means the period commencing on the date of a “Change in Control” (as defined in the DeVry Inc. Incentive Plan of 2005) and ending on the 12-month anniversary of such date; (iii) “good reason” means, without the NEO’s consent, (A) material diminution in title, duties, responsibilities or authority, (B) reduction of base salary, MIP target or employee benefits except for across-the-board changes for executives at the NEO’s level, (C) exclusion from executive benefit/compensation plans, (D) material breach of the employment agreement that DeVry has not cured within 30 days after the NEO has provided DeVry notice of the material breach which shall be given within 60 days of the NEO’s knowledge of the occurrence of the material breach, or (E) resignation in compliance with securities, corporate governance or other applicable law (such as the US Sarbanes-Oxley Act) as specifically applicable to the NEO; (iv) “MIP award” means the amount actually awarded the NEO under the MIP, as in effect from time to time, upon the achievement of specific DeVry-wide and personal performance goals of the NEO that will be determined each fiscal year by the NEOs direct supervisor and/or the Compensation Committee as necessary and appropriate to comply with DeVry policy; and (v) “MIP target” means the percentage of the NEO’s base salary established as the target under the MIP, as adjusted from time to time.

Equity Award Plans

The provisions of the equity award agreements under which options and performance shares are held by employees, including the NEOs, provide for the immediate vesting of unvested options and of performance shares at the target levels in the event of a change in control of DeVry. The provisions of the equity award agreements under which options and performance shares were granted to employees, including the NEOs, in fiscal year 2010 provide the following:

•	If the participant’s employment is terminated due to death or disability (as defined in the agreement), options will become fully vested and exercisable for the remaining term of the option and performance shares will continue to vest in accordance with their terms.

•	If the participant’s employment terminates due to mutual agreement, the optionee will be credited with one additional year of service for vesting purposes and the options will be exercisable until the earlier of one year from termination or the expiration of the term of the option.

•	If the participant’s employment terminates due to retirement, options will continue to vest and be exercisable and performance shares will continue to vest in accordance with their respective terms. Retirement means the participant’s termination without cause after age 55 when the sum of his age and full years of service equals or exceeds 65.

2010 Potential Severance Payments

The tables set forth below quantify the additional benefits as described above that would be paid to each NEO under the following termination of employment or change in control events, assuming such event occurred on June 30, 2010.

Termination of Employment — No Change in Control

	Daniel	Richard M.	William B.	David J.	Steven
Name:	Hamburger	Gunst	Hughson	Pauldine	Riehs

Salary:	$755,679	$556,962	$562,500	$604,667	$—
MIP Target Amount:	0	306,329	337,500	423,267	—
Pro-Rated MIP:	0	343,742	285,230	514,466	—
Continued Health Coverage:	0	15,025	15,457	15,457	—
Outplacement Services:	0	22,500	22,500	22,500	—

Termination of Employment Following Change in Control

	Daniel	Richard M.	William B.	David J.	Steven
Name:	Hamburger	Gunst	Hughson	Pauldine	Riehs

Salary:	$1,511,358	$742,616	$750,000	$806,222	$—
MIP Target Amount:	1,179,623	408,439	450,000	564,355	—
Pro-Rated MIP:	0	343,742	285,230	514,466	—
Continued Health Coverage:	0	20,033	20,609	20,609	—
Outplacement Services:	0	30,000	30,000	30,000	—
Value of Vesting of Unvested Stock Options and Restricted Stock Units(1):	3,751,859	941,001	72,961	1,197,542	293,626

(1)	The options vest upon a change of control and the value is based on the difference between the exercise price and the closing market price of the common stock for June 30, 2010 as reported in The Wall Street Journal. The value of the restricted stock units is based on the closing market price of the common stock for June 30, 2010 as reported in The Wall Street Journal.

Change in Control — No Termination of Employment

	Daniel	Richard M.	William B.	David J.	Steven
Name:	Hamburger	Gunst	Hughson	Pauldine	Riehs

Value of Vesting of Unvested Stock Options and Restricted Stock Units(1):	$3,751,859	$941,001	$72,961	$1,197,542	$293,626

(1)	The value of the unvested stock options is based on the difference between the exercise price and the closing market price of the common stock for June 30, 2010 as reported in The Wall Street Journal. The value of the restricted stock units is based on the closing market price of the common stock for June 30, 2010 as reported in The Wall Street Journal.

EQUITY COMPENSATION PLAN INFORMATION

DeVry currently maintains four equity compensation plans: the 1994 Stock Incentive Plan, the 1999 Stock Incentive Plan, the 2003 Stock Incentive Plan and the DeVry Inc. Incentive Plan of 2005. DeVry’s shareholders have approved each of these plans.

The following table summarizes information, as of June 30, 2010, relating to these equity compensation plans under which DeVry’s Common Stock is authorized for issuance.

Number of securities
		Weighted-average	remaining available for
	Number of securities to	exercise price of	future issuance under
	be issued upon exercise of	outstanding options,	equity compensation plans
	outstanding options,	awards, warrants	(excluding securities
	awards, warrants and rights	and rights	reflected in column (a))
Plan Category	(a)(1)	(b)	(c)(2)

Equity compensation plans approved by security holders	2,848,639	$33.76	1,886,233
Equity compensation plans not approved by security holders	—	—	—

Total	2,848,639	$33.76	1,886,233

(1)	The number shown in column (a) is the number of shares that may be issued upon exercise of outstanding options under the shareholder-approved 1994 Stock Incentive Plan (32,275 shares), 1999 Stock Incentive Plan (526,286 shares), 2003 Stock Incentive Plan (1,150,707 shares) and the DeVry Inc. Incentive Plan of 2005 (1,139,371 shares).

(2)	The number shown in column (c) is the number of shares that may be issued upon exercise of options and other equity awards granted in the future under the 2003 Stock Incentive Plan (70,010 shares) and the DeVry Inc. Incentive Plan of 2005 (1,816,223 shares). All of the shares remaining available for the grant of future awards of options, warrants and rights are available under the 2003 Stock Incentive Plan and the DeVry Inc. Incentive Plan of 2005. No new awards may be granted under the 1994 Stock Incentive Plan or the 1999 Stock Incentive Plan.

AUDIT COMMITTEE REPORT

To Our Shareholders:

The Audit Committee of DeVry Inc., which met eight times during the last fiscal year, consists of four independent Directors and operates under a written charter that conforms to the Securities and Exchange Commission’s implementing regulations and to the NYSE listing standards.

Management is responsible for DeVry’s internal controls and the financial reporting process by which it prepares the financial statements. DeVry’s independent registered public accounting firm is responsible for performing an independent audit of the annual financial statements of DeVry and expressing an opinion on those statements. The Audit Committee monitors DeVry’s financial reporting processes, including its internal control systems. The principal duties of the Audit Committee include:

•	Selecting DeVry’s independent registered public accounting firm, subject to ratification by the shareholders;

•	Evaluating the independent registered public accounting firm’s independence;

•	Monitoring the scope, approach and results of the annual audits and quarterly reviews of financial statements and discussing the results of those audits and reviews with management and the independent registered public accounting firm;

•	Overseeing the effectiveness of DeVry’s internal audit function and overall risk management processes; and

•	Discussing with management and the independent registered public accounting firm the nature and effectiveness of DeVry’s internal control systems.

With respect to DeVry’s audited financial statements for the fiscal year ended June 30, 2010:

•	The Audit Committee has reviewed and discussed the audited financial statements with management;

•	The Audit Committee has met with PricewaterhouseCoopers LLP, DeVry’s independent registered public accounting firm, and discussed the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communicating with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.

In reliance upon the Audit Committee’s reviews and discussions with both management and PricewaterhouseCoopers LLP referred to above, management’s representations and the report of PricewaterhouseCoopers LLP on DeVry’s audited financial statements, the Audit Committee has recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2010 be included in DeVry’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

In addition, the Audit Committee has appointed, subject to shareholder ratification, PricewaterhouseCoopers LLP as DeVry’s independent registered public accounting firm for the fiscal year 2011.

This Audit Committee Report is not to be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that DeVry specifically incorporates this Report by reference, and is not otherwise to be deemed filed under such Acts.

William T. Keevan, Chair
David S. Brown
Lisa W. Pickrum
Fernando Ruiz

AUDIT FEES

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as DeVry’s independent registered public accounting firm for the fiscal year ended June 30, 2010. DeVry’s shareholders ratified the engagement at the Annual Meeting of Shareholders on November 11, 2009. In addition to engaging PwC to audit the consolidated financial statements for DeVry and its subsidiaries for the year and review the interim financial statements included in DeVry’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, the Audit Committee also engaged PwC to provide various other audit and audit related services — e.g., auditing of DeVry’s compliance with student financial aid program regulations.

The Sarbanes-Oxley Act of 2002 prohibits an independent public accountant from providing certain non-audit services for an audit client. DeVry engages various other professional service providers for these non-audit services as required. Other professional advisory and consulting service providers are engaged where the required technical expertise is specialized and cannot be economically provided by employee staffing. Such services include, from time to time, business and asset valuation studies, and services in the fields of law, human resources, information technology, employee benefits and tax structure and compliance.

The aggregate amounts included in DeVry’s financial statements for fiscal year 2010 and 2009 for fees billed or to be billed by PwC for audit and other professional services, respectively, were as follows:

	Fiscal 2010	Fiscal 2009

Audit Fees	$1,992,873	$2,318,591
Audit Related Fees	91,132	—
Tax Fees	298,238	508,223
All Other Fees	1,500	3,195

Total	$2,383,743	$2,830,009

Audit Fees — Includes all services performed to comply with generally accepted auditing standards in conjunction with the annual audit of DeVry’s financial statements and the audit of internal control over financial reporting. In addition, this category includes fees for services in connection with DeVry’s statutory and regulatory filings, consents and review of filings with the Securities and Exchange Commission such as the annual report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K. Also included are services rendered in connection with the required annual audits of DeVry’s compliance with the rules and procedures promulgated for the administration of federal and state student financial aid programs.

Audit Related Fees — Includes all assurance and related services such as various state regulatory filings and due diligence related to acquisitions.

Tax Fees — Includes all services related to tax compliance, tax planning, tax advice, assistance with tax audits and responding to requests from DeVry’s tax department regarding technical interpretations, applicable laws and regulations, and tax accounting. DeVry’s Audit Committee has considered the nature of these services and concluded that these services may be provided by the independent registered public accounting firm without impairing its independence.

All Other Fees — Includes subscriptions for on-line accounting research services and fees for continuing professional education sessions.

The Audit Committee, at each of its regularly scheduled meetings, and on an interim basis as required, reviews all engagements of PwC for audit and all other services. Prior to the Audit Committee’s consideration for approval, management provides the Audit Committee with a description of the reason for and nature of the services to be provided along with an estimate of the time required and approximate cost. Following such review, each proposed service is approved, modified or denied as appropriate. A record of all such approvals is maintained in the files of the Audit Committee for future reference. All services provided by PwC during the past year were approved by the Audit Committee prior to their undertaking.

The Audit Committee has adopted a policy for approving all permitted audit, audit-related, tax and non-audit services to be provided by PwC in advance of the commencement of such services, except for those considered to be de minimis by law for non-audit services. Information regarding services performed by the independent registered public accounting firm under this de minimis exception is presented to the Audit Committee for information purposes at each of its meetings. There is no blanket pre-approval provision within this policy. For fiscal year 2010, none of the services provided by PwC were provided pursuant to the de minimis exception to the pre-approval requirements contained in the applicable rules of the Securities and Exchange Commission. Audit Committee consideration and approval generally occurs at a regularly scheduled Audit Committee meeting. For projects that require an expedited decision because they should begin prior to the next regularly scheduled meeting, requests for approval may be circulated to the Audit Committee by mail, telephonically or by other means for its consideration and approval. When deemed necessary, the Audit Committee has delegated pre-approval authority to its Chair. Any engagement of the independent registered public accounting firm under this delegation will be presented for informational purposes to the full Audit Committee at their next meeting.

PROPOSAL NO. 2

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, as independent registered public accounting firm for DeVry and its subsidiaries for fiscal year 2011. The Board of Directors recommends to the shareholders that the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for DeVry and its subsidiaries be ratified. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent registered public accounting firm will be reconsidered by the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from shareholders.

Approval by Shareholders

The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for DeVry for fiscal year 2011 will require the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date. Unless otherwise indicated on the proxy, the shares will be voted FOR ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for DeVry for fiscal year 2011.

The Board of Directors recommends a vote FOR Proposal No. 2, ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for DeVry for fiscal year 2011.

PROPOSAL NO. 3

APPROVAL OF AMENDED AND RESTATED DEVRY INC. INCENTIVE PLAN OF 2005

The shareholders of DeVry initially approved the DeVry Inc. Incentive Plan of 2005 (the “2005 Plan”) in 2005. The Board has approved the amended and restated 2005 Plan, subject to shareholder approval. The revised terms of the 2005 Plan (i) increase by 3,000,000 the number of shares of common stock of DeVry available for issuance under the 2005 Plan; (ii) provide for a “clawback” of benefits in certain circumstances; and (iii) add “invested capital” as an available performance goal.

As of September 20, 2010, approximately 1,071,904 shares of common stock were available for new grants under the 2005 Plan, 87,510 shares of common stock were available for new stock option grants under DeVry’s Incentive Plan of 2003, and no shares were available under the Company’s other stock incentive plans. Additional shares are necessary in order to continue to make market-competitive grants under the 2005 Plan. (We are asking for shareholder approval at the 2010 annual meeting, because annual grants are typically made in August of each fiscal year, and the current number of additional shares may not cover the grants scheduled to be made prior to the 2011 annual meeting.)

Description of the Amended and Restated 2005 Plan

The 2005 Plan provides for the award of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance stock, performance cash awards, annual management incentive awards and other stock or cash awards (“Awards”). Currently, Awards in the form of stock options and restricted stock units are made under the 2005 Plan.

A summary of the principal features of the 2005 Plan is provided below, but is qualified in its entirety by reference to the full text of the amended and restated 2005 Plan that is attached to this proxy statement as Appendix A.

Shares Available for Issuance and Award Limits

The aggregate number of shares of common stock that may be issued under the 2005 Plan is 6,000,000 (subject to the adjustment provisions discussed below). The 6,000,000 shares includes the 3,000,000 authorized under the 2005 Plan as initially approved and the additional 3,000,000 authorized under the 2005 Plan as amended and restated.

Shares issued under the 2005 Plan may be authorized but unissued shares or treasury shares. No participant in the 2005 Plan may receive in any fiscal year: (i) stock options relating to more than 150,000 shares, (ii) restricted stock or restricted stock units relating to more than 50,000 shares, (iii) SARs relating to more than 125,000 shares, or (iv) performance shares relating to more than 50,000 shares. No non-employee director may receive in any fiscal year stock options relating to more than 15,000 shares or restricted stock units relating to more than 5,000 shares. The number of shares that may be issued under the 2005 Plan for awards other than stock options and SARs may not exceed a total of 2,000,000 shares. (Each of the above limits is subject to the adjustment provisions discussed below.) All of the available shares may be issued as incentive stock options. The maximum amount that may be earned under performance cash awards by any participant who is a covered employee within the meaning of Section 162(m) of the Internal Revenue Code in any fiscal year may not exceed $1,000,000.

No Award granted under the 2005 Plan may be transferred, except by will or the laws of descent and distribution, or as permitted by the Committee with respect to a stock option.

Administration and Eligibility

The 2005 Plan is administered by the Compensation Committee of the Board (the “Committee”) which consists of two or more directors, each of whom satisfy the “non-employee director” definition under Rule 16b-3 of the Securities Exchange Act of 1934 (“Exchange Act”), the definition of “outside director” under Section 162(m) of the Internal Revenue Code, and any applicable requirements established by the New York Stock Exchange. The Committee approves the aggregate Awards and the individual Awards for the most senior elected officers and non-employee directors. The Committee has delegated its authority to grant Awards to other participants to the Chief Executive Officer or other designated officers in accordance with the terms of the 2005 Plan. The Chief Executive Officer or such other officer authorized to select employees to receive such option shares and other awards will provide written notice of all such action to the Committee. The Committee or other designated officer has the discretion to set the type and amount of Awards and the other terms and conditions of Awards. (To the extent such authority has been delegated, and other than for purposes of amending or terminating the 2005 Plan, reference in this summary to the “Board” mean the Committee, or the designated officer of the Company, as applicable.)

All employees of DeVry and its subsidiaries and all non-employee directors of DeVry are eligible to participate in the 2005 Plan. On September 30, 2010, approximately 320 employees and all non-employee directors participated in the 2005 Plan.

Awards

Stock Options

Stock options granted by the Committee to employees may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”), and stock options granted to non-employee directors are NSOs. The exercise price of any stock option must be equal to or greater than the fair market value of the shares on the date of the grant. Fair market value shall be determined by the Committee, and currently means the closing price on the last trading day preceding the day of the grant, as reported for the New York Stock Exchange in The Wall Street Journal. The term of a stock option cannot exceed 10 years.

ISOs are subject to the additional restrictions set forth in Section 422 of the Internal Revenue Code.

Restricted Stock and Restricted Stock Units

Restricted stock consists of shares of common stock that are transferred by DeVry to a participant, subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the participant. Restricted stock units are the right to receive shares of common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee which are subject to substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with DeVry, the passage of time or other restrictions or conditions.

Performance Stock

The Committee has the authority to grant performance stock to selected participants and to set the terms and conditions of such Award. A participant who is granted performance stock has the right to receive shares or cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of performance goals specified by the Committee.

The award of performance stock to a participant will not create any rights in such Participant as a shareholder of DeVry until the issuance of common stock with respect to an Award.

SARs

The Committee has the authority to grant SARs to participants and to determine the number of shares subject to each SAR, the term of the SAR, the time or times at which the SAR may be exercised, and all other terms and conditions of the SAR. A SAR is a right, denominated in shares of common stock, to receive, upon exercise of the right, without payment to DeVry an amount, payable in shares, in cash or a combination thereof, that is equal to the excess of: (i) the fair market value of common stock on the date of exercise of the right; over (ii) the fair market value of common stock on the date of grant of the right, multiplied by the number of shares for which the SAR is exercised.

An SAR may be granted in tandem with a stock option or on a free-standing basis. The exercise price of a tandem SAR will equal the exercise price of the related option, and its term will not exceed the term of the related option. A tandem SAR will expire upon exercise of the related stock option, and a related stock option will expire upon exercise of the SAR. The grant price of a free-standing SAR will be the fair market value of a share of common stock on the date of grant, and its term may not exceed 10 years.

Performance Cash Awards

The Committee has the authority to grant performance stock to selected participants and to set the terms and conditions of such Award. A participant who is granted performance cash awards has the right to receive a payment in cash upon the attainment of performance goals specified by the Committee. The Committee may substitute shares of common stock for the cash payment otherwise required to be made pursuant to a performance cash award.

Annual Management Incentive Awards

The Committee has the authority to grant management incentive awards to designated executive officers of DeVry. Management incentive awards will be paid out of an incentive pool equal to five percent of DeVry’s consolidated operating earnings for the applicable fiscal year. The Committee will allocate an incentive pool percentage of up to 20% to each designated Participant for each fiscal year. For purposes of the 2005 Plan, “consolidated operating earnings” means the consolidated earnings before income taxes of DeVry, computed in accordance with generally accepted accounting principles, but excluding the effects of special items. Special items include: (i) gains or losses on the disposition of a business, (ii) changes in tax or accounting regulations or laws, or (iii) the effect of a merger or acquisition, as determined in accordance with generally accepted accounting principles. The participant’s incentive award then will be determined by the Committee based on the participant’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a participant who is a covered employee under Section 162(m) of the Internal Revenue Code be increased in any way, including as a result of the reduction of any other Participant’s allocated portion.

Other Stock or Cash Awards

The Committee may award shares of common stock or cash to participants. Such Awards may be subject to other terms and conditions, which may vary from time to time and among participants, as the Committee determines to be appropriate. However, an outright grant of stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient.

Performance Goals

Awards of restricted stock, restricted stock units, performance stock, performance cash awards and other incentives made under the 2005 Plan to employees who are designated by the Committee as members of the Company’s senior leadership team shall be subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code, including, but not limited to: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of the common stock; return on net assets, equity, invested capital or shareholders’ equity; market share; or total return to shareholders. Awards of stock options under the 2005 Plan may be made subject to attainment of such performance goals.

Any performance criteria may be used to measure the performance of DeVry as a whole or any business unit of DeVry and may be measured relative to a peer group or index. Any performance criteria may be adjusted to include or exclude special items as described above.

Payment for Stock Options and Withholding Taxes

Payment of the exercise price of a stock option may be made (i) in cash, (ii) by the transfer to DeVry of shares owned by the participant having a fair market value on the date of transfer equal to the option exercise price (or certification of ownership of such shares), (iii) cash received from a broker-dealer to whom the participant has submitted an exercise notice together with irrevocable instructions to deliver to the Company an amount of proceeds from the sale of the shares subject to the Award to pay the exercise price; (iv) by directing the Company to withhold shares of common stock otherwise issuable in connection with the Award having a fair market value equal to the amount required to be withheld; or (v) in such other manner as may be authorized by the Committee. Payment of withholding taxes associated with an Award shall be made in a manner authorized by the Committee, including directing DeVry to withhold shares otherwise issuable in connection with the Award having a fair market value equal to the amount required to be withheld.

Clawback Provision

The 2005 Plan includes a provision that permits the Committee to include in any Award to a participant who is an officer subject to Section 16 of the Exchange Act a provision requiring forfeiture and/or recoupment of any portion of an Award that (a) was granted, vested and/or settled based on financial results that were subsequently restated, and/or (b) has its value affected by such restated financials. Restated financials means any financial results that are subsequently restated due to conduct by the participant that the independent members of the Board (or committee thereof) determines is knowingly and intentionally fraudulent or illegal.

Amendment/Termination of the 2005 Plan

The Board or the Committee has the authority to amend the 2005 Plan, provided, however, that neither the Board nor the Committee may amend the 2005 Plan in a manner which would reduce the amount of any existing Award or change its existing terms and conditions without the participant’s consent. No material amendment of the Plan shall be made without shareholder approval.

No Award shall be made more than ten years after the adoption of the Plan by the Board.

Committee’s Right to Modify Awards

Any Award may be modified, forfeited, or canceled, in whole or in part, by the Committee if and to the extent permitted in the 2005 Plan or applicable agreement entered into in connection with the Award or with the consent of the participant to whom such Award was granted. The Committee may grant Awards on terms and conditions different than those specified in the 2005 Plan to comply with the laws and regulations of any foreign jurisdiction, or to make the Awards compliant under such laws and regulations.

Neither the Board nor the Committee may cancel any outstanding stock option or SAR for the purpose of reissuing the option or SAR to the participant at a lower exercise price, or reduce the exercise price of an outstanding option or SAR.

Change in Control

Except as otherwise determined by the Committee at the time of grant of an Award, upon a Change in Control of DeVry (as defined in Section 14 of the 2005 Plan), all performance goals shall be deemed achieved at target levels and all other terms and conditions met; all outstanding stock options and SARs shall become vested and exercisable; all restrictions on restricted stock and restricted stock units shall lapse; all performance stock shall be delivered; all performance cash awards and restricted stock units shall be paid out as promptly as practicable; all annual management incentive awards shall be paid out based on the consolidated operating earnings of the immediately preceding year or such other method of payment as may be determined by the Committee at the time of award or thereafter but prior to the Change in Control; and all other stock or cash awards shall be delivered or paid.

Adjustments

In the event of any change affecting the shares of common stock by reason of stock dividend, stock split, reverse stock split, spin-off, recapitalization, merger, consolidation, reorganization, share combination, exchange of shares, stock rights offering, liquidation, extraordinary cash dividend, disaffiliation of a subsidiary or similar event, the Committee shall make such adjustments (if any) as it deems appropriate and equitable, in its discretion, to outstanding awards to reflect such event.

In the event of any merger, consolidation, or reorganization of DeVry with or into another corporation which results in DeVry’s outstanding securities being converted into or exchanged for different securities, cash, or other property, there shall be substituted on an equitable basis as determined by the Committee, for each share of common stock subject to an Award, the number and kind of shares of stock, other securities, cash, or other property to which holders of common stock of DeVry are entitled pursuant to the transaction.

Substitution and Assumption of Awards

The Board or the Committee may authorize the issuance of Awards in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of DeVry or any subsidiary as the result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as it deems appropriate.

Reuse of Shares

If a stock option granted under the 2005 Plan expires or is terminated or canceled without having been fully exercised, if restricted stock is forfeited or terminated or cancelled, or if restricted stock units, performance shares or SARs are forfeited or terminated or cancelled without the issuance of all of the shares subject thereto, the shares covered by such Awards will again be available for use under the 2005 Plan. Shares covered by an Award granted under the 2005 Plan are not counted as used unless and until they are actually issued and delivered to a participant. Any shares covered by a SAR are counted as used only to the extent shares are actually issued to the participant upon exercise of the SAR. Shares covered by an Award granted under the 2005 Plan that is settled in cash are not counted as used.

Federal Income Tax Consequences

The following is a summary of the federal income tax consequences of the 2005 Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the grant of Awards under the 2005 Plan. Participants should consult with their individual tax advisers to determine the tax consequences associated with Awards granted under the 2005 Plan. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

ISOs

A participant generally does not recognize taxable income upon the grant or exercise of an ISO. If the participant does not dispose of the stock acquired upon exercise of the ISO within two years after the date of grant and one year after the date of exercise, then upon the subsequent sale of the shares, the participant recognizes income in an amount equal to the difference, if any, between the exercise price of the shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates and DeVry is not entitled to a federal income tax deduction. The holding period requirements are waived when a participant dies.

If a participant sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the participant recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale, or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the participant has held the shares prior to disposition. In the year of disposition, DeVry receives a federal income tax deduction in an amount equal to the ordinary income which the participant recognizes as a result of the disposition.

Upon exercise of an ISO, the excess of the fair market value over the exercise price is an item of tax preference for purposes of determining the alternative minimum tax.

NSOs

A participant does not recognize taxable income upon the grant of an NSO. Upon the exercise of the NSO, the participant recognizes ordinary income to the extent the fair market value of the shares on the date of exercise exceeds the exercise price. DeVry receives an income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the NSO. When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss, depending on how long the participant held the shares.

Restricted Stock

A participant who receives restricted stock does not generally recognize taxable income at the time of the Award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the then fair market value of the shares.

A participant may make an election under Section 83(b) of the Internal Revenue Code within 30 days of grant to recognize the income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the Award. The participant is responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant, and the holding period for capital gains purposes begins on the date of the grant. If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount previously paid by the participant), and the Company will have to include the amount that it previously deducted from its gross income in the taxable year of the forfeiture.

DeVry receives a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).

Other Awards

In the case of an exercise of an SAR or an Award of restricted stock units, performance stock, performance units, or common stock or cash, the participant will generally recognize ordinary income in an amount equal to the fair market value of any shares received on the date of payment or delivery, or any cash received. In that taxable year, DeVry will receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognizes.

Deduction Limit

Under Section 162(m) of the Internal Revenue Code, DeVry may not deduct compensation of more than $1,000,000 that is paid to an individual who is either DeVry’s chief executive officer or one of the three other most highly-compensated officers (other than the chief financial officer) for that taxable year as reported in DeVry’s proxy statement. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. DeVry believes that Awards in the form of stock options, performance-based restricted stock, restricted stock units, performance stock, performance cash awards, SARs and cash payments under management incentive awards made under the 2005 Plan constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

Options Granted Under the 2005 Plan

It is not possible at this time to determine all of the stock option grants that will be made in the future under the 2005 Plan. As of September 30, 2010, a total of 1,474,900 stock options with exercise prices ranging from $34.53 to $57.74 have been granted under the 2005 Plan since it was first adopted. These grants are as follows: Daniel Hamburger (CEO and President): 605,725; Richard M. Gunst (CFO and Treasurer): 99,725; David J. Pauldine (President, DeVry University): 104,475; Steve Riehs (President, DeVry Online Services): 44,100; William B. Hughson (President, HealthCare Group): 23,725; all current executives as a group: 1,117,720; all non-employee directors as a group: 30,625; each nominee for election as a director: 0; each associate of any executive, non-employee director or nominee: 0; each other person with 5% of such awarded options: 0; and all employees who are not executive officers as a group: 326,555. On September 30, 2010, the closing price of a share of the Company’s common stock on the NYSE was $45.89.

Approval by Shareholders

In order to be adopted, the amended and restated 2005 Plan, which includes an increase in the number of shares available under it, must be approved by the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date. Unless otherwise indicated on the proxy, the shares will be voted FOR the amended and restated DeVry Inc. Incentive Plan of 2005, including the increase in the number of shares available.

The Board of Directors recommends a vote FOR the approval of the amended and restated DeVry Inc. Incentive Plan of 2005.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL OF PEOPLE FOR THE ETHICAL TREATMENT OF ANIMALS (PETA)

Eliminating Medically Unnecessary Surgeries

RESOLVED, that the board is encouraged to enact a policy prohibiting all medically unnecessary surgeries in the teaching program at Ross University School of Veterinary Medicine. Such a policy would only permit surgeries to be performed on an animal when that same animal stands to benefit from the surgery or when such a surgery would be deemed appropriate in a clinical context.

Supporting Statement from PETA:

DeVry acquired Ross University in 2003. Since that time the Ross University School of Veterinary Medicine has been the subject of severe scrutiny due to its treatment of animals and the teaching methods it employs. The University requires students to perform invasive and painful surgeries on healthy, donkeys, sheep, and goats. Distraught Ross students have told PETA that they are forced to sever the nerves of donkeys’ toes, cut their ligaments, insert plastic tubes through their noses and into their stomachs, surgically puncture their abdomens, cut their tracheas, and remove fluid from their joints. Students have also been forced to practice multiple surgeries on each animal and report that botched surgeries have led to infections and massive suffering.

While significant progress has been made by eliminating terminal surgeries on all species and ending medically unnecessary procedures on dogs, Ross is still subjecting healthy animals to medically unnecessary and highly invasive procedures. Ross has yet to reach the animal welfare standards of the most respected veterinary schools in the U.S. and Europe.

Veterinary schools such as the Cummings School of Veterinary Medicine at Tufts University and the Western University of Health Sciences College of Veterinary Medicine provide an excellent veterinary education to their students without subjecting animals to unnecessary procedures. Veterinary students at these and many other schools practice their skills on high-fidelity manikins, as is done in medical schools. Students also learn through clinical experience in which they assist experienced veterinarians at teaching hospitals or in private practice with the treatment of animals who have genuine medical problems. Schools such Ohio State University and others have established cooperative programs with area animal shelters to provide opportunities for instruction. In these programs, the interactions that students have with live animals are always to the benefit of the individual animals whom they treat. Schools that have adopted such humane curricula have consequently seen their academic reputations rise and have attracted a greater number of qualified applicants.1

The public holds veterinary professionals in high esteem but this respect is contingent on their defending and caring for animals. The revelation that healthy animals are made to suffer at the hands of veterinary students is potentially very damaging, particularly as it is educationally indefensible since highly effective alternatives are already in widespread use at other institutions.

We urge shareholders to support this ethically and educationally responsible resolution.

Reasons for Board’s Recommendation to vote AGAINST Proposal No. 4:

The Board of Directors recommends a vote AGAINST Proposal No. 4, the shareholder proposal submitted by People for the Ethical Treatment of Animals.

DeVry opposes the shareholder Resolution and Supporting Statement (jointly referred to as the “Proposal”) submitted by People for the Ethical Treatment of Animals (“PETA”). The Proposal encourages the Board of Directors to enact a policy prohibiting “all medically unnecessary surgeries” from the curriculum of Ross University School of Veterinary Medicine (“Ross”). As discussed more fully below, DeVry opposes PETA’s Proposal because it is unnecessary, seeks to impose a curriculum decision that is best left to the faculty and

1 Tufts E-News. Preserving Innovation. 2 Sept 2008 <http://enews.tufts.edu/stories/Q6.c;/2Oo8/oQ/o2/PreservingInnovation>

leadership of Ross, uses terms that are vague and would be difficult to implement, and because it relies upon inaccurate or incomplete statements.

Background

Ross University School of Veterinary Medicine is a part of Ross University, a wholly owned subsidiary of DeVry. It accounted for approximately 5.8% of DeVry’s net income in the last fiscal year. Ross is a fully accredited school of veterinary medicine located in St. Kitts. Since its founding in 1978, more than 2,300 graduates have been awarded D.V.M. degrees through Ross.

Ross veterinary students complete a seven-semester pre-clinical curriculum in a large, modern facility in St. Kitts. This program is structured to provide a veterinary education that is modeled after educational programs at U.S. veterinary schools. After completing their pre-clinical curriculum, Ross veterinary students enter a clinical clerkship lasting approximately 48 weeks at one of approximately 22 affiliated U.S. Colleges of Veterinary Medicine.

Students begin their surgical training during the first semester at Ross in a clinical skills laboratory to learn basic instrument handling and suturing. Additional supervised laboratory exercises are added each semester, so that by the time students reach the surgery course in the sixth and seventh semesters, they have learned basic skills and techniques.

During the surgery course that students take in the sixth and seventh semesters, students learn surgical preparation using mock surgical rooms and practice procedures on models (referred to as “manikins” by the Proposal). For example, Ross faculty have developed a model that is utilized to practice abdominal surgery. Students also practice skills such as suturing, intestinal surgery, and bladder surgery on tissue samples incorporated into models.

Sixth and seventh semester students work on live animals only after passing a competency exam, and much of the work on live animals is done in Ross’ teaching hospital on client-owned animals (animals owned by private individuals who bring the animals for treatment.) As part of Ross’ curriculum, students also perform a limited number of procedures on sheep and donkeys. In veterinary medicine, procedures are classified as minor and major. Minor procedures do not expose a body cavity and cause little or no impairment. All but one of the procedures included in the Ross curriculum are minor. These procedures include castrations2 and cast and bandage applications. In accordance with the Guide for the Care and Use of Laboratory Animals, which is used by veterinary schools throughout the U.S., and Ross’ own Animal Use Policy, no animal may undergo more than one major procedure. At Ross, in accordance with the guidelines, a single major procedure called a laparotomy3 is performed on sheep. All procedures are done in accordance with widely-accepted veterinary standards for pain management and care. Afterwards, the animals are healthy and fully functional and are sold or given to farmers.

Ross produces highly skilled veterinarians, and Ross students have been very successful in competing for internships and residency programs. Faculty at the affiliated U.S. Colleges of Veterinary Medicine where Ross students complete clinical clerkships often speak highly of the surgical, anesthesia, and animal handling skills displayed by Ross students. In addition, Ross students have a 94% passage rate on the North American Veterinary Licensing Exam.

2 Castrations are standard minor procedures for male livestock that are used to control population, prevent common medical problems such as testicular torsion, and prevent males from fighting and injuring each other within a herd. This procedure is routinely recommended and performed on male livestock, including those kept as pets.
3 In a laparotomy, a small incision is made in the sheep’s flank to expose the cecum, a pouch connected to the intestines; the procedure is classified as major because a body cavity is exposed. In veterinary practice, this procedure often is performed on large animals.

Reasons for Opposition

1.	The Proposal is unnecessary, because Ross already carefully considers animal welfare and adheres to all applicable laws, guidelines, and the prevailing standards of training for U.S. veterinary schools.

Ross abides by the policy and guidelines of the American Veterinary Medical Association (“AVMA”), which provides:

[T]he AVMA endorses the principles embodied in the “Three R” tenet of Russell and Burch (1959). These principles are: refinement of experimental methods to eliminate or reduce animal pain and distress; reduction of the number of animals consistent with sound experimental design; and replacement of animals with non-animal methods wherever feasible. . . . The AVMA encourages proper stewardship of all animals, but defends and promotes the use of animals in meaningful research, testing, and education programs.

See AVMA Policy: Use of Animals in Research, Testing, and Education, available at http://www.avma.org/issues/policy/animal_welfare/testing.asp. Ross also follows the Animal Welfare Act and its regulations and adheres to St. Kitts animal welfare laws.

Ross has a longstanding Institutional Animal Care and Use Committee which includes faculty members, licensed laboratory animal medicine veterinarians from the U.S., and a member of the St. Kitts community. All courses that include animal use undergo rigorous review each year. Before a procedure is approved by the Committee, the existence of any possible alternative is discussed. Thus, Ross already focuses on issues of animal use, considers the necessity of all procedures and the availability of alternatives, and includes only the most appropriate procedures in its curriculum. The procedures on sheep and donkeys included in the curriculum are commonly used throughout the U.S. for veterinary training and are compliant with all guidelines and laws.

The curriculum already employs the very teaching methods urged by the Proposal, the use of models and clinical training in a teaching hospital setting. Much of the surgical training Ross students receive is through Ross’ community practice and during the clinical clerkship in the U.S. after completing their Ross coursework. In Ross’ community practice, students spay and neuter client-owned animals and may assist with surgeries such as fracture repairs in dogs.

Ross has publicly stated its commitment to minimizing animal use and to reducing the use of surgeries in the curriculum whenever feasible. As a result, the Proposal is unnecessary, and DeVry opposes it.

2.	Curriculum decisions are best left to the Ross faculty and leadership.

The curriculum and teaching methods used at Ross are a day-to-day matter for the school’s faculty and leadership. It would be highly impractical and academically unsound to require Ross to base curriculum decisions upon a shareholder ideology.

As discussed above, Ross’ curriculum and teaching methods undergo intense, peer-driven review every year. This review and any curriculum changes that result from it are driven by the professional judgment and experience of Ross’ faculty and leadership and the members of the Institutional Animal Care and Use Committee. This ensures that Ross’ curriculum provides the best learning and training possible for its students while abiding by all applicable animal welfare laws and regulations, the AVMA guidelines, and the prevailing standards of training for veterinary schools throughout the U.S. The Proposal seeks to supplant this judgment and expertise, and DeVry opposes it.

3.	The Proposal contains vague terms and relies upon inaccurate and misleading statements.

The Proposal leaves open a number of questions regarding its key terms which would make implementation and application difficult. The Proposal raises, but does not answer, the following questions: What is the applicable standard for “medically unnecessary,” and who determines whether a surgery is “medically unnecessary”? Who determines whether a procedure would be deemed appropriate in a “clinical context”? In any medical situation or clinical context, there can be differing opinions about when a surgery is “appropriate.” The Proposal seeks to impose a requirement upon the veterinary and academic professionals at Ross without providing definition and explanation. Consequently, DeVry opposes the Proposal.

In addition, many of the statements made by PETA in the Supporting Statement are inaccurate or misleading. For example, while PETA claims that Ross has been the subject of severe scrutiny for its treatment of animals, PETA itself is the source of the “scrutiny” to which it refers. Ross’ teaching methods and curriculum accord with the prevailing standards of veterinary training in the U.S., and Ross students have been and continue to be very successful in their ongoing training and careers.

Contrary to the Supporting Statement, Ross students are not “forced” to do anything, and the list of procedures supposedly performed at Ross is inaccurate. The Ross curriculum does not include any surgery or procedure that severs the nerves in donkeys’ toes, cuts their ligaments, inserts a plastic tube through their nose and into their stomach, punctures their abdomen, or cuts their tracheas. These simply are not part of the Ross curriculum. Of the procedures listed by PETA, only one, removing fluid from a donkey’s joint, is similar to something included in the curriculum. Students do a minor procedure on donkeys called arthrocentesis or a joint tap; the donkey receives proper anesthesia to prevent any pain, and a student then inserts a sterile needle into the joint and may remove a small amount of fluid with a syringe. This procedure is classified as minor by all relevant protocols and national standards for veterinary medicine.

The Supporting Statement is inaccurate in claiming that goats are used at Ross and that Ross requires students to perform multiple “invasive and painful” surgeries on sheep and donkeys. As explained above, no major procedures are performed on donkeys, and a single major procedure is performed on sheep. These procedures accord with prevailing standards of practice and with all applicable legal requirements under U.S. and St. Kitts law. Moreover, students are directly supervised by board certified veterinary surgeons and anesthesiologists on the faculty during all surgical coursework. Though complications may result from any medical procedure, regardless of who performs it, “botched” procedures are uncommon, and the risk of complications is low given that Ross students perform minimally-invasive procedures under the careful supervision of experienced faculty practitioners. Ross has procedures and a policy in place to deal with any complications that may arise.

The Supporting Statement purports to compare Ross to schools PETA deems “the most respected veterinary schools in the U.S. and Europe,” but such a comparison is misleading. Schools in Europe are not accredited in the same way as American schools and are not subject to the same standards as schools in the U.S. The majority of veterinary schools in the United States use live animals for surgical training. According to the most recent figures available from the Humane Society Veterinary Medical Society (an organization with an anti-surgery agenda), approximately twenty-two of the twenty-five U.S. veterinary schools for which information is provided use surgeries as teaching methods. See Comparison of Alternatives Offered by Veterinary Schools, available at http://www.hsvma.org/pdf/fact_sheets/alternativeschart_final_3.pdf. A practice included in the curriculum by approximately 88% of U.S. veterinary schools is not “educationally indefensible” and is not likely to cause the general public to lose respect for veterinarians.

PETA’s Supporting Statement relies heavily upon a misleading and flawed comparison of Ross to the Cummings School of Veterinary Medicine at Tufts University and the Western University College of Veterinary Medicine. These two schools have unique specialty programs unlike others in the U.S., and their programs differ from the prevailing standards of veterinary training in the U.S.4 As previously discussed, Ross’ curriculum already heavily relies upon the use of models and clinical training and includes only a single major procedure on a sheep, from which the animal fully recovers.

The Proposal is founded on inaccurate and misleading statements, including a false statement regarding the surgeries included in Ross’ curriculum and the misleading and inaccurate implication that Ross’ curriculum differs from prevailing veterinary training standards in the U.S. In light of the actual scope, content, and nature of Ross’ curriculum and teaching methods, described above, DeVry opposes the Proposal.

4 The Tufts E-News website article cited by the Supporting Statement is an interview with a professor at the Cummings School of Veterinary Medicine about a program for plasticizing dissected specimens for reuse. This has nothing to do with surgical coursework at Ross or any other veterinary school. The article presents no data regarding the number of qualified applicants to the Cummings School or anywhere else, and any effect that a plasticization program may have on the Cummings School’s reputation is unrelated to surgical training or the use of live animals.

Conclusion

For all of these reasons, DeVry opposes the shareholder Proposal submitted by PETA and urges shareholders to vote against it.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that DeVry’s Directors, executive officers and holders of more than 10% of DeVry’s Common Stock file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission. During the fiscal year ended June 30, 2010, one transaction for each of Gregory Davis, Eric Dirst, Richard Gunst, Daniel Hamburger, Donna Jennings, George Montgomery, David Pauldine, Steven Riehs, John Roselli, Thomas Shepherd, Sharon Thomas Parrott, Patrick Unzicker, and Thomas Vucinic reporting a change in ownership of Common Stock was filed five days after the reporting deadline, due to an administrative error.

SHAREHOLDER PROPOSALS — 2011 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2011 Annual Meeting in reliance on Rule 14a-8 under the Securities Exchange Act of 1934 must be received by DeVry no later than June 15, 2011 to be eligible for inclusion in the Proxy Statement and form of proxy for the meeting. Any such proposal also must meet the other requirements of the rules of the SEC relating to shareholder proposals. Also, under DeVry’s By-Laws, other proposals and director nominations by shareholders that are not included in the Proxy Statement will be considered timely and may be eligible for presentation at that meeting only if they are received by DeVry in the form of a written notice, directed to the attention of DeVry’s Secretary, not later than August 13, 2011. The notice must contain the information required by the By-Laws.

SEC REPORTS

A copy of DeVry’s 2010 Annual Report on Form 10-K (including the financial statements and financial statement schedules), as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the office of the Secretary of DeVry at DeVry Inc., 3005 Highland Parkway, Downers Grove, IL 60515-5799. A copy of DeVry’s Form 10-K and other periodic filings also may be obtained on DeVry’s website at www.devryinc.com and from the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

OTHER BUSINESS

The Board of Directors is aware of no other matter that will be presented for action at this meeting. If any other matter requiring a vote of the shareholders properly comes before the meeting, the proxy committee will vote and act according to their best judgment.

By Order of the Board of Directors

Secretary

APPENDIX A

DeVry Inc.

Amended and Restated Incentive Plan of 2005

1.	Purpose. The purposes of the DeVry Inc. Incentive Plan of 2005 (the “Plan”) are (i) to encourage outstanding individuals to accept or continue employment with DeVry Inc. (“DeVry” or the “Company”) and its subsidiaries or to serve as directors of DeVry, and (ii) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and DeVry’s shareholders by providing them stock options and other stock and cash incentives.

2.	Administration. The Plan will be administered by the Compensation Committee (the “Committee”) of the DeVry Board of Directors, which consists of two or more directors as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(a)	the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)	the New York Stock Exchange may establish pursuant to its rule-making authority; and

(c)	the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Committee shall have the authority to construe and interpret the Plan and any awards granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other awards at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of DeVry and its shareholders and in accordance with the purposes of the Plan. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by all the Committee members. The Committee shall authorize the Company’s chief executive officer (the “CEO”) or one or more other officers of the Company to (i) select employees to participate in the Plan, (ii) determine, from the total number of option shares and other awards approved by the Committee, the number of option shares and other awards to be granted to such participants, and (iii) determine the applicable terms and conditions of such awards, except in each case with respect to awards to officers subject to Section 16 of the Exchange Act or officers who are or may become “covered employees” within the meaning of Section 162(m) of the Code (“Covered Employees”). Any reference in the Plan to the Committee (other than in Section 19) shall include such authorized officer or officers. The CEO or such other officer(s) authorized to select employees to receive such option shares and other awards shall provide written notice of all such action to the Committee.

3.	Participants. Participants may consist of all employees of DeVry and its subsidiaries and all non-employee directors of DeVry. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by DeVry shall be a subsidiary for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive an award in any other year or to receive the same type or size of award as granted to the participant in any other year or as granted to any other participant in any year. The Committee or, if authorized pursuant to Section 2 hereof, the CEO or one or more other officers of the Company shall consider all factors deemed relevant in selecting participants and in determining the type and amount of their respective awards.

4.	Shares Available Under the Plan. There is hereby reserved for issuance under the Plan an aggregate of 6 million shares of DeVry common stock. If there is (i) a lapse, expiration, termination or cancellation of any Stock Option or other award prior to the issuance of shares thereunder or (ii) a forfeiture of any shares of restricted stock or shares subject to stock awards prior to vesting, the shares subject to these options or other awards shall be added to the shares available for awards under the Plan. Shares covered by an award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a participant. Any shares covered by a Stock Appreciation Right shall be counted as used only to the extent shares are actually issued to the participant upon exercise of the right. In addition, any shares covered by an award which is settled in cash, shall be added to the shares available for awards under the Plan. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by DeVry. Under the Plan, no participant may receive in any fiscal year (i) Stock Options relating to more than 150,000 shares, (ii) Restricted Stock or Restricted Stock Units relating to more than 50,000 shares, (iii) Stock Appreciation Rights relating to more than 125,000 shares, or (iv) Performance Shares relating to more than 50,000 shares. No non-employee director may receive in any fiscal year Stock Options relating to more than 15,000 shares or Restricted Stock Units relating to more than 5,000 shares. The shares reserved for issuance and the limitations set forth above shall be subject to adjustment in accordance with Section 15 hereof. All of the available shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options. Notwithstanding anything else contained in this Section 4 the number of shares that may be issued under the Plan for awards other than Stock Options or Stock Appreciation Rights shall not exceed a total of 2 million shares (subject to adjustment in accordance with Section 15 hereof).

5.	Types of Awards. Awards under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Cash Awards, Annual Management Incentive Awards and Other Stock or Cash Awards, all as described below.

6.	Stock Options. Stock Options may be granted to participants, at any time as determined by the Committee. The Committee or, if authorized pursuant to Section 2 hereof, the CEO or one or more other officers of the Company shall determine the number of shares subject to each option and whether the option is an Incentive Stock Option. The option price for each option shall be determined by the Committee, but shall not be less than 100% of the fair market value of DeVry’s common stock on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. The option price, upon exercise of any option, shall be payable to DeVry in full by (a) cash payment or its equivalent, (b) tendering previously acquired shares having a fair market value at the time of exercise equal to the option price or certification of ownership of such previously-acquired shares, (c) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to DeVry the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to DeVry, and (d) such other methods of payment as the Committee, at its discretion, deems appropriate. In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option.

7.	Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) may be granted to participants at any time as determined by the Committee. The Committee or, if authorized pursuant to Section 2 hereof, the CEO or one or more other officers of the Company shall determine the number of SARs to be granted to each participant. A SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The grant price of a tandem SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the fair market value of DeVry’s common stock on the date of its grant. A SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a tandem SAR or ten years in the case of a free-standing SAR. Upon exercise of a SAR, the participant shall be entitled to receive payment from DeVry in an amount determined by multiplying the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, at the discretion of the Committee. In no event shall the Committee cancel any outstanding SAR for the purpose of reissuing the right to the participant at a lower exercise price or reduce the exercise price of an outstanding SAR.

8.	Restricted Stock and Restricted Stock Units. Restricted Stock and Restricted Stock Units may be awarded to participants under such terms and conditions as shall be established by the Committee. The Committee or, if authorized pursuant to Section 2 hereof, the CEO or one or more other officers of the Company shall determine the amount or number of Restricted Stock and Restricted Stock Units to be granted to each participant. Restricted Stock Units provide participants the right to receive shares at a future date upon the attainment of certain conditions specified by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions and conditions as the Committee determines, including, without limitation, any of the following:

(a)	a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;

(b)	a requirement that the holder forfeit such shares or units in the event of termination of employment during the period of restriction; or

(c)	the attainment of performance goals described in Section 13 hereof.

All restrictions shall expire at such times as the Committee shall specify.

9.	Performance Stock. The Committee or, if authorized pursuant to Section 2 hereof, the CEO or one or more other officers of the Company shall designate the participants to whom performance stock (“Performance Stock”) is to be awarded and determine the number of shares, the length of the performance period and the other terms and conditions of each such award; provided the stated performance period will not be less than 12 months. Each award of Performance Stock shall entitle the participant to a payment in the form of shares of common stock upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding satisfaction of any performance goals, the number of shares issued under a Performance Stock award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a participant pursuant to a Performance Stock award.

10.	Performance Cash Awards. The Committee or, if authorized pursuant to Section 2 hereof, the CEO or one or more other officers of the Company shall designate the participants to whom Performance Cash Awards (“Performance Cash Awards”) are to be awarded and determine the number of units and the terms and conditions of each such award; provided the stated performance period will not be less than 12 months. Each Performance Cash Award shall entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Cash Awards upon satisfaction of any performance goal by any participant who is a Covered Employee and the maximum amount earned by a Covered Employee in any fiscal year may not exceed $1,000,000. The Committee may, in its discretion, substitute actual shares of common stock for the cash payment otherwise required to be made to a participant pursuant to a Performance Cash Award.

11.	Annual Management Incentive Awards. The Committee may designate DeVry executive officers who are eligible to receive a monetary payment in any fiscal year based on a percentage of an incentive pool equal to 5% of DeVry’s consolidated operating earnings for the fiscal year. The Committee shall allocate an incentive pool percentage to each designated participant for each fiscal year. In no event may the incentive pool percentage for any one participant exceed 20% of the total pool. Consolidated operating earnings shall mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Special Items. Special Items shall include (i) gains or losses on the disposition of a business, (ii) changes in tax or accounting regulations or laws, or (iii) the effect of a merger or acquisition, as determined in accordance with generally accepted accounting principles.

As soon as possible after the determination of the incentive pool for a fiscal year, the Committee shall calculate the participant’s allocated portion of the incentive pool based upon the percentage established at the beginning of the fiscal year. The participant’s incentive award then shall be determined by the Committee based on the participant’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a participant who is a Covered Employee be increased in any way, including as a result of the reduction of any other participant’s allocated portion.

12.	Other Stock or Cash Awards. In addition to the incentives described in sections 6 through 11 above, the Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of DeVry and subject to such other terms and conditions as it deems appropriate; provided an outright grant of stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient.

13.	Performance Goals. Awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Cash Awards and other incentives made under the Plan to employees who are designated by the Committee as a member of the Company’s senior leadership team shall be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax, economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of DeVry common stock; return on net assets, equity, invested capital or shareholders’ equity; market share; or total return to shareholders (“Performance Criteria”). Awards of Stock Options under the Plan may be made subject to attainment of such performance goals. Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude Special Items (as defined in section 11 above). In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s annual report. However, the Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a performance goal.

14.	Change in Control. Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control of DeVry, all performance goals shall be deemed achieved at target levels and all other terms and conditions met; all outstanding Stock Options and SARs shall become vested and exercisable; all restrictions on Restricted Stock and Restricted Stock Units shall lapse; all Performance Stock shall be delivered; all Performance Cash Awards and Restricted Stock Units shall be paid out as promptly as practicable; all Annual Management Incentive Awards shall be paid out based on the consolidated operating earnings of the immediately preceding year or such other method of payment as may be determined by the Committee at the time of award or thereafter but prior to the Change in Control; and all Other Stock or Cash Awards shall be delivered or paid. A “Change in Control” shall mean:

(i)	the sale or disposition by the Company of all or substantially all of the assets of the Company (or any transaction having a similar effect);

(ii)	the consummation of a merger or consolidation of the Company with any other entity other than (A) a merger or consolidation which would result in the voting interests of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting interests of the surviving entity) at least 50% of the combined voting power of the voting interests of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction); or

(iii)	the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the then outstanding voting interests of the Company but excluding, for this purpose, any such acquisition by the Company or any of its affiliates, or by any employee benefit plan (or related trust) of the Company or any of its affiliates.

15.	Adjustment Provisions.

(a)	In the event of any change affecting the shares of DeVry Common Stock by reason of stock dividend, stock split, reverse stock split, spin-off, recapitalization, merger, consolidation, reorganization, share combination, exchange of shares, stock rights offering, liquidation, extraordinary cash dividend, disaffiliation of a subsidiary or similar event, the Committee shall make such adjustments (if any) as it deems appropriate and equitable, in its discretion, to outstanding awards to reflect such event, including without limitation, (1) adjustments in the aggregate number or class of shares which may be distributed under the Plan, the maximum number of shares which may be made subject to an award in any year and in the number, class and option price or other price of shares subject to the outstanding awards granted under the Plan; (2) the substitution of other property (including, without limitation, other securities) for the stock covered by outstanding awards; and (3) in connection with any disaffiliation of a subsidiary, arrangement for the assumption, or replacement with new awards, of awards held by participants employed by the affected subsidiary by the entity that controls the subsidiary following the disaffiliation.

(b)	In the event of any merger, consolidation or reorganization of DeVry with or into another corporation which results in the outstanding common stock of DeVry being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of common stock then subject to an award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of DeVry will be entitled pursuant to the transaction.

16.	Substitution and Assumption of Awards. The Board of Directors or the Committee may authorize the issuance of awards under this Plan in connection with the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of DeVry or any subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as the Committee may deem appropriate.

17.	Nontransferability. Each award granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of disability, by the participant’s personal representative. In the event of the death of a participant, exercise of any award or payment with respect to any award shall be made only by or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the award shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at its discretion, the Committee may permit the transfer of a Stock Option by the participant, on a general or specific basis, subject to such terms and conditions as may be established by the Committee.

18.	Taxes. DeVry shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and DeVry may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. A participant may pay all or a portion of any required withholding taxes arising in connection with the exercise of a Stock Option or SAR or the receipt of shares hereunder by electing to have DeVry withhold shares of common stock, having a fair market value equal to the amount required to be withheld.

19.	Duration, Amendment and Termination. No award shall be granted more than ten years after the date of adoption of this Plan by the Board of Directors; provided, however, that the terms and conditions applicable to any award granted on or before such date may thereafter be amended or modified by mutual agreement between DeVry and the participant, or such other person as may then have an interest therein. The Board of Directors or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent. No material amendment of the Plan shall be made without shareholder approval.

20.	Fair Market Value. The fair market value of DeVry’s common stock at any time shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

21.	Other Provisions.

(a)	Any award under the Plan may also be subject to other provisions (whether or not applicable to an award granted to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of common stock after exercise or vesting of awards, or forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment.

(b)	In the event any award under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

(c)	As determined appropriate by the Committee, any Award to a Participant who is an officer subject to Section 16 of the Exchange Act may include provisions requiring with respect to an Excess Award its forfeiture (regardless of whether or not the Award is vested) and/or recoupment by any method determined appropriate by the Committee, including but not limited to offset against other Awards under the Plan.

(d)	For purposes of Section 21(c):

(i)	“Excess Award” shall mean all or a portion of an Award that the Committee determines, in its sole discretion, either (A) was granted, vested and/or settled based on the financial results that subsequently become Restated Financials, and/or (B) its value was affected by the Restated Financials.

(ii)	“Restated Financials” shall mean any applicable financial results of DeVry and/or one or more of its affiliates that are subsequently restated due to conduct by the Participant that the independent directors of the Board of Directors or a committee of such board determine, in their sole discretion, was knowing, intentionally fraudulent or illegal.

22.	Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

23.	Shareholder Approval. The Plan, as amended, was adopted by the Board of Directors on August 28, 2010, subject to shareholder approval. The Plan and any awards granted thereunder shall be null and void if shareholder approval is not obtained at the next annual meeting of shareholders.

DEVRY INC. 3005 HIGHLAND PARKWAY DOWNERS GROVE, IL 60515
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M27216-P01347	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DEVRY INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR all of the nominees listed in Item 1. Vote on Directors			☐	☐	☐

1.	Election of Directors

	Nominees: Class I (2013)	Nominees: Class II (2011)

	01) Connie R. Curran 02) Daniel Hamburger 03) Harold T. Shapiro 04) Ronald L. Taylor	05) Gary Butler

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	Ratification of selection of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

3.	Approval of Amended and Restated DeVry Inc. Incentive Plan of 2005.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

4.	Approval of Stockholder Proposal – Eliminating Medically Unnecessary Surgeries, if properly presented at the Annual Meeting of Stockholders.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No		NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please date and sign below exactly as your name(s) appear(s) hereon. Joint owners should all sign. When signing in a representative capacity
(such as for an estate, trust, corporation or partnership), please indicate title or capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M27217-P01347

PROXY	DeVry Inc.	PROXY

This proxy is solicited on behalf of the Board of Directors.
The undersigned hereby appoints Gregory S. Davis and Richard M. Gunst as proxies, each with the power to act alone and with full power of substitution and revocation, to represent and vote, as specified on the other side of this Proxy, all shares of Common Stock of DeVry Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, November 10, 2010 at 9:00 a.m. Central Standard Time at DeVry Inc.’s home office, 3005 Highland Parkway, Downers Grove, Illinois 60515, and all adjournments thereof.
The shares represented by this Proxy will be voted as specified. If no choice is specified, this Proxy will be voted FOR Items 1, 2 and 3 and AGAINST Item 4.
The proxies are authorized, in their discretion, to vote such shares upon any other business that may properly come before the Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
PLEASE SIGN, DATE AND RETURN PROMPTLY IN ENCLOSED PREPAID ENVELOPE.
(Continued and to be signed on reverse side.)